Registration No. 333-[•]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLIED IRISH BANKS,

public limited company

(Exact Name of Registrant as Specified in Its Charter)

N/A

(Translation of registrant’s name into English)

Ireland	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Bankcentre, Ballsbridge

Dublin 4, Ireland

Tel. No: +353-1-660 0311

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Gerry McGorman

Allied Irish Banks, public limited company

405 Park Avenue

New York, NY 10022

Tel No. 212-339-8375

(Name, Address and Telephone Number of Agent for Service)

Please send copies of all communications to:

Liam Kinsella

Company Secretary

Allied Irish Banks, public limited company

Bankcentre, Ballsbridge

Dublin 4, Ireland

Tel No. +353-1-660 0311

and to:

Mark Walsh Sidley Austin LLP Woolgate Exchange 25 Basinghall Street London EC2V 5HA Tel No. +44 20 7360 3600	John O’Connor Sullivan & Cromwell LLP 1 New Fetter Lane London EC4A 1AN Tel No. +44 20 7959 8900

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered /Proposed Maximum Aggregate Offering Price per Unit / Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities
Dated Subordinated Debt Securities
Undated Subordinated Debt Securities	(1)	(1)
Preference Shares (2)

(1)	An unspecified and indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

(2)	The Preference Shares may be represented by American Depositary Receipts issuable on deposit of Preference Shares pursuant to a separate Registration Statement on Form F-6.

ALLIED IRISH BANKS,

public limited company

Debt Securities

Preference Shares

This prospectus describes the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of the securities, and the manner in which they are offered, will be set forth and described in supplements to this prospectus. Such supplements may also add to, update, supplement or clarify information contained in this prospectus. You should carefully read this prospectus and any applicable supplement(s) before you invest in any securities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a delayed or continuous basis. We will indicate the names of any underwriters in the applicable supplement(s).

We may use this prospectus to offer and sell debt securities or preference shares (as may be represented by American Depositary Receipts) from time to time.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities are not deposit liabilities of Allied Irish Banks, public limited company and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, Ireland or any other jurisdiction and therefore are not subject to the deposit protection scheme operated by the Irish Financial Regulator.

The date of this prospectus is June 2, 2008.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the SEC using a “shelf” registration process. Under this shelf process, the securities covered by this prospectus may be sold in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. The prospectus supplement(s), along with any applicable pricing supplement(s), may also add to, update, supplement or clarify information contained in this prospectus. Before you invest in any securities, you should read both this prospectus and the applicable supplement(s) together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, references to the “Bank,” “AIB” and “AIB p.l.c.” mean Allied Irish Banks, public limited company, references to “we,” “our” and “us” mean the Bank and references to the “Group” or the “AIB Group” mean AIB and its consolidated subsidiaries. In this prospectus, the securities that we may offer are referred to generally as “securities.” References to “US dollars,” “dollars,” “US$,” “cents” or “¢” are to United States currency, references to “EUR,” “euro,” “€” or “c” are to euro currency, references to “sterling” or “Stg£” are to British currency, references to “zloty,” “PLN,” or “zl” are to Polish currency and references to “Yen” are to Japanese currency. References to the “U.S.” are to the United States of America and references to the “U.K.” are to the United Kingdom.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 with respect to the Group’s financial condition, results of operations and businesses and certain of the Group’s plans and objectives. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements sometimes use words such as “aim,” “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe,” or other words of similar meaning. Examples of forward-looking statements include, among others, statements regarding our or the AIB Group’s future financial position, income growth, business strategy, projected costs, estimates of capital expenditures and plans and objectives for future operations. Because such statements are inherently subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking information.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, changes in economic conditions globally and in the regions in which the AIB Group conducts its business (including credit market volatility), changes in fiscal or other policies adopted by various governments and regulatory authorities, the effects of competition in the geographic and business areas in which the AIB Group conducts its operations, the ability to increase market share and control expenses, the effects of changes in taxation or accounting standards and practices, acquisitions, future exchange and interest rates and the success of the AIB Group in managing these events. Any forward-looking statements made by or on behalf of the AIB Group speak only as of the date they are made.

We caution that the foregoing list of important factors is not exhaustive. Investors and others should carefully consider the foregoing factors and other uncertainties and events when making an investment decision based on any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur. The AIB Group does not undertake to release publicly any revision to these forward-looking statements to reflect events, circumstances or unanticipated events occurring after the date hereof.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes parts of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in compliance with such laws, we file annual reports and other information with the SEC. You can read and copy any reports or other information we file at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also request copies of our documents upon payment of a duplicating fee, by writing to the SEC’s public reference room. You can obtain information regarding the public reference room by calling the SEC on 1 800 SEC 0330. Our filings are available to the public from commercial document retrieval services and over the internet at http://www.sec.gov. (This uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the SEC web site into this prospectus.) In addition, the securities may specify that certain documents will be available for inspection at the office of the trustee, any paying agent or the ADR depositary, as the case may be.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC into this prospectus, which means that the incorporated documents are considered part of this prospectus and we can disclose important information to you by referring you to those documents. Information we file with the SEC will automatically update and supersede earlier information, including information in this prospectus.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s internet site, as discussed.

We filed our Annual Report on Form 20-F for the fiscal year ended December 31, 2007 (the “2007 Form 20-F”) with the SEC on May 7, 2008 and a Report on Form 6-K with the SEC on May 16, 2008, both of which we are incorporating by reference into this prospectus.

In addition, we are also incorporating by reference into this prospectus all reports that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent, if any, we designate therein, reports on Form 6-K we furnish to the SEC after the date of this prospectus and prior to the termination of any offering contemplated in this prospectus.

We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we referred to above which we have incorporated in this prospectus by reference. You should direct your requests to Allied Irish Banks, p.l.c., Bankcentre, Ballsbridge, Dublin 4, Ireland, Attn: Company Secretary, Tel No. +353-1-660 0311.

LIMITATION ON ENFORCEMENT OF U.S. LAWS AGAINST US,

OUR MANAGEMENT AND OTHERS

We are an Irish company. Most of our directors and executive officers (and certain experts named in this prospectus or in documents incorporated herein by reference) are resident outside the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Irish solicitors, Matheson Ormsby Prentice, that there is doubt as to enforceability in the Irish courts, in original actions of liabilities based solely upon the federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in Ireland. Judgments of U.S. courts will not be directly enforceable in Ireland, and new proceedings in respect of any claim would need to be taken before the Irish courts.

ALLIED IRISH BANKS, p.l.c.

The AIB Group provides a diverse range of banking, financial and related services, principally in Ireland, the United Kingdom, Poland and the United States. AIB has some 274 branches, outlets and business centers in the Republic of Ireland, where we estimate our share of the total market for both euro loans and deposits to be in excess of 20%. In Northern Ireland, through its wholly-owned subsidiary AIB Group (UK) p.l.c., which trades there as First Trust Bank, AIB Group operates from some 52 branches and outlets. In Britain, AIB Group (UK) p.l.c., which trades there as Allied Irish Bank (GB), provides a range of banking services through 31 branches and 7 development offices. In Poland, the Group operates from 406 branches and 38 outlets, primarily in Western Poland, through its 70.5% owned subsidiary Bank Zachodni WBK S.A. AIB’s principal retail and commercial banking interest in the U.S. is its 24% shareholding in M&T Bank Corporation (“M&T”). M&T is headquartered in Buffalo, New York and has a branch network of approximately 700 branches in six states and the District of Columbia. AIB’s direct presence in the U.S. consists of corporate banking, treasury and financial services for not-for-profit businesses based in New York, with offices in a number of other principal U.S. cities. At December 31, 2007, AIB Group had consolidated total assets of €178 billion and employed approximately 24,000 people on an average full-time equivalent basis, excluding employees on career breaks and long-term absences.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying supplement, the net proceeds from the offering of the securities will be used to support the development and expansion of our business and to further strengthen our capital base. The development and expansion may occur through the development of existing operations, the establishment of new subsidiaries or acquisitions if suitable opportunities should arise.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. It sets forth possible terms and provisions for each series of debt securities. Each time that we offer debt securities, we will prepare and file one or more supplement(s) with the SEC, which you should read carefully. The applicable supplement(s) may contain additional terms and provisions relating to those securities. If there is any inconsistency between the terms and provisions presented here in this prospectus and those presented in the applicable supplement(s), those presented in the applicable supplement(s) will apply and will supersede those set forth in this prospectus.

The debt securities of any series will be either our senior obligations (the “Senior Debt Securities”) or our subordinated obligations (the “Subordinated Debt Securities”). Neither the Senior Debt Securities nor the Subordinated Debt Securities will be secured by any assets or property of AIB p.l.c. or any of its subsidiaries or affiliates. The Subordinated Debt Securities will either have a stated maturity (the “Dated Subordinated Debt Securities”) or will not have a stated maturity (the “Undated Subordinated Debt Securities”). Some Undated Subordinated Debt Securities may be entirely or partially convertible into our preference shares, at our option.

We will issue Senior Debt Securities, Dated Subordinated Debt Securities and Undated Subordinated Debt Securities under indentures (respectively, the “Senior Debt Indenture,” “Dated Subordinated Debt Indenture” and “Undated Subordinated Debt Indenture”) between us and The Bank of New York, as trustee. The terms of the debt securities include those stated in the relevant indenture and any supplements thereto, and those made part of the indenture by reference to the Trust Indenture Act. The Senior Debt Indenture, the Dated Subordinated Debt Indenture and Undated Subordinated Debt Indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” We have filed or incorporated by reference a copy of, or the forms of, each indenture as exhibits to the registration statement, of which this prospectus is a part.

Because this section is a summary, it does not describe every aspect of the debt securities in detail. This summary is subject to, and qualified by reference to, all of the definitions and provisions of the relevant indenture, any supplement to the relevant indenture and each series of debt securities. Certain terms, unless otherwise defined here, have the meaning given to them in the relevant indenture.

General

The debt securities are not deposits and are not insured by any regulatory body of the United States or Ireland.

Because we are a holding company as well as an operating company, our rights to participate in the assets of any of our subsidiaries upon its liquidation will be subject to the prior claims of the subsidiaries’ creditors, including, in the case of our bank subsidiaries, their respective depositors, except, in our case, to the extent that we may ourselves be a creditor with recognized claims against the relevant subsidiary.

The indentures do not limit the amount of debt securities that we may issue. We may issue the debt securities in one or more series, or as units comprised of two or more related series. The applicable supplement(s) will indicate for each series or for two or more related series of debt securities:

•	whether the debt securities have a maturity date and if so, what that date is;

•	the specific designation and aggregate principal amount of the debt securities;

•	the prices at which we will issue the debt securities;

•	if interest is payable, the interest rate or rates, or how to calculate the interest rate or rates;

•	whether we will issue the Senior Debt Securities or Dated Subordinated Debt Securities as Discount Securities, as explained below, and the amount of the discount;

•	provisions, if any, for the discharge and defeasance of Senior Debt Securities or Dated Subordinated Debt Securities of any series;

•	any condition applicable to payment of any principal, premium or interest on Senior Debt Securities or Dated Subordinated Debt Securities of any series;

•	the dates and places at which any payments on the debt securities are payable;

•	the terms of any mandatory or optional redemption of the debt securities;

•	the denominations in which the debt securities will be issued;

•	whether the securities are to be listed on a securities exchange;

•

the amount, or how to calculate the amount, that we will pay holders of Senior Debt Securities or holders of Dated Subordinated Debt Securities, if the Senior Debt Securities or Dated Subordinated Debt Securities are redeemed before their stated maturity or accelerated, or for which the trustee shall be entitled to file and prove a claim;

•	whether and how the debt securities may or must be converted into any other type of securities, or their cash value, or a combination of these;

•	the currency or currencies in which the debt securities are denominated, and in which we make any payments;

•	whether we will issue the debt securities wholly or partially as one or more global debt securities;

•	what additional conditions must be satisfied before we will issue the debt securities in definitive form (“definitive debt securities”);

•	any reference asset we will use to determine the amount of any payments on the debt securities;

•

any other or different Senior Debt Securities Events of Default, any other or different Subordinated Debt Securities Events of Default, any other or different Dated Subordinated Debt Securities Events of Default or any other or different Undated Subordinated Debt Securities Events of Default (as such terms are defined below) or covenants applicable to any of the debt securities, and the relevant terms if they are different from the terms in the applicable indenture;

•	any additional restrictions applicable to the offer, sale and delivery of the debt securities;

•	if we will pay Additional Amounts, as explained below, on the debt securities;

•	the record date for any payment of principal, interest or premium;

•	any other or different terms of the debt securities;

•	what we believe are any additional material U.S. federal or Irish tax considerations; and

•	the right, if any, to “reopen” a series of the debt securities and issue additional debt securities of such series.

Debt securities may bear interest at a fixed rate or a floating rate or we may sell Senior Debt Securities or Dated Subordinated Debt Securities that bear no interest or that bear interest at a rate below the prevailing market interest rate or at a discount to their stated principal amount (“Discount Securities”). The applicable supplement(s) will describe special U.S. federal income tax considerations applicable to Discount Securities or to debt securities issued at par that are treated for U.S. federal income tax purposes as having been issued at a discount.

Holders of debt securities have no voting rights except as explained below under “ — Modification and Waiver” and “— Events of Default; Limitation of Remedies.”

Legal Ownership; Form of Debt Securities

Street Name and Other Indirect Holders. Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in street name.

Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required. An investor who holds debt securities in street name should check with the investor’s own intermediary institution to find out:

•	how it handles debt securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;

•	whether and how the investor can instruct it to send the investor’s debt securities, registered in the investor’s own name so the investor can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders. Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to an investor who holds in street name or other indirect means, either because the investor chooses to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to the investor as a street name customer but does not do so.

Global Securities. A global security is a special type of indirectly held security, as described above under “— Legal Ownership; Form of Debt Securities — Street Name and Other Indirect Holders.” If we issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.

We require that the global security be registered in the name of a financial institution we select. In addition, we require that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. Unless the applicable supplement(s) indicates otherwise, each series of debt securities will be issued only in the form of global securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

Investors in debt securities that are issued only in the form of global debt securities should be aware that:

•	they cannot get debt securities registered in their own name.

•	they cannot receive physical certificates for their interest in debt securities.

•

they will be a street name holder and must look to their own bank or broker for payments on the debt securities and protection of their legal rights relating to the debt securities, as explained earlier under “— Legal Ownership; Form of Debt Securities — Street Name and Other Indirect Holders.”

•

they may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.

•

the depositary’s policies will govern payments, transfers, exchange and other matters relating to their interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds.

Special Situations When a Global Security Will Be Terminated. In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the debt securities have been previously described in the subsections entitled “— Legal Ownership; Form of Debt Securities — Street Name and Other Indirect Holders” and “— Legal Ownership; Form of Debt Securities — Direct Holders.”

The special situations for termination of a global security are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary.

•

when a Senior Debt Securities Event of Default or a Subordinated Debt Securities Event of Default has occurred and has not been cured. Defaults are discussed below under “— Events of Default; Limitation of Remedies.”

The applicable supplement(s) may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the applicable supplement(s). When a global security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this description “holder” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the subsection entitled “ — Legal Ownership; Form of Debt Securities — Street Name and Other Indirect Holders.”

Payment and Paying Agents. We will pay interest to direct holders listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if the direct holder no longer owns the security on the interest due date. That particular day, usually fifteen calendar days in advance of the interest due date, is called the regular record date and will be stated in the applicable supplement(s).

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. Investors must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify the trustee of changes in the paying agents for any particular series of debt securities.

Payments; Arrears of Interest for Undated Subordinated Debt Securities

The applicable supplement(s) will specify the date on which we will pay interest, if any, and, in the case of Senior Debt Securities or Dated Subordinated Debt Securities, the date for payments of principal and any premium, on any particular series of debt securities. The applicable supplement(s) will also specify the interest rate or rates, if any, or how the rate or rates will be calculated.

Undated Subordinated Debt Securities

We are not required to make payments on any series of Undated Subordinated Debt Securities on any payment date except as we discuss in the following paragraphs. Our failure to make a payment in respect of any Undated Subordinated Debt Securities (unless the payment is required as we describe in the following two paragraphs) shall not constitute a Subordinated Debt Securities Event of Default by us for any purpose. Any payment that we do not make in respect of any series of Undated Subordinated Debt Securities on any applicable payment date, together with any other unpaid payments in respect of any other payment date, shall, so long as they remain unpaid, constitute “Arrears of Interest.” Arrears of Interest will accumulate until paid, but will not bear interest.

We may choose to pay any Arrears of Interest in whole or in part to holders of Undated Subordinated Debt Securities as of a record date or dates established by us at any time on not less than seven (7) days’ notice to the trustee. However, all outstanding Arrears of Interest in respect of all Undated Subordinated Debt Securities of a particular series shall, subject to our solvency, as explained below, become due and payable in full on whichever is the earliest of:

•	the date on which a dividend is next paid on any class of our share capital;

•	the date fixed for any redemption of the Undated Subordinated Debt Securities; and

•	the commencement of our winding-up.

If we give notice of our intention to pay the whole or part of the Arrears of Interest on the Undated Subordinated Debt Securities of any series, we shall be obliged, subject to our being solvent, as explained below, to do so at the time specified in our notice. When Arrears of Interest in respect of Undated Subordinated Debt Securities of any series are paid in part, each part payment shall be in respect of the full amount of Arrears of Interest accrued on the payment date or consecutive payment dates furthest from the date of payment. No part payment shall be made in respect of an Arrears of Interest occurring subsequent to any other Arrears of Interest.

All payments of principal, premium and interest, including any Arrears of Interest, on or with respect to the Undated Subordinated Debt Securities of any series will be conditional upon our being solvent at the time of our payment, and remaining solvent immediately after our payment. We shall be solvent if:

•	we are able to pay our debts to Senior Creditors and Senior Subordinated Creditors as they fall due; and

•	our Assets exceed our Liabilities (other than Liabilities to persons who are not Senior Creditors or Senior Subordinated Creditors).

“Assets” means our total unconsolidated gross tangible assets and “Liabilities” means our total unconsolidated gross liabilities as shown in our latest published audited balance sheet but as adjusted for contingencies and subsequent events, all valued in the manner as our directors, auditors or, if we are in winding-up in Ireland, the liquidator, or, if we are in examinership under Companies (Amendment) Act 1990 of Ireland, our examiner (as the case may be) may determine to be appropriate. “Senior Creditors” means all of our creditors who are depositors or our other unsubordinated creditors. “Senior Subordinated Creditors” means our creditors whose claims against us are, or are expressed to be, subordinated (whether only in the event of our winding up or otherwise) to the claims of our depositors and our other unsubordinated creditors but excluding our creditors (if any) whose claims rank, or are expressed to rank, equal or junior to the claims of holders of Undated Subordinated Debt Securities. For the avoidance of doubt, Senior Subordinated Creditors includes holders of the Dated Subordinated Debt Securities.

A report as to our solvency by (i) two of our directors or, in certain circumstances as provided in the indenture, our auditors, (ii) if we are in winding-up in Ireland, our liquidator or (iii) if we are under examinership as described above, our examiner, shall, absent proven error, be treated and accepted by us, the trustee and the holders of Undated Subordinated Debt Securities as correct and sufficient evidence of solvency or insolvency.

Notwithstanding the above, we shall be obligated to make a payment of accrued interest or Arrears of Interest on any series of Undated Subordinated Debt Securities if on the applicable payment date a Capital Disqualification Event has occurred and is continuing, unless we are simultaneously in breach of Applicable Regulatory Capital Requirements, in which case we may elect not to make payment on the Undated Subordinated Debt Securities of such series.

For purposes of the immediately preceding paragraph, a “Capital Disqualification Event” will be deemed to have occurred if at any time the Undated Subordinated Debt Securities would no longer be eligible to qualify for inclusion as “other items” within the meaning of Regulation 8 of the European Communities (Capital Adequacy of Credit Institutions) Regulations 2006 of Ireland (transposing Article 63 of Directive 2006/48/EC), or any successor provision, in the calculation of our own funds on a solo or consolidated basis. “Applicable Regulatory Capital Requirements” means any requirements contained in the regulations, requirements, guidelines and policies relating to the capital adequacy requirements of the Irish Financial Services Regulatory Authority (the “Irish Financial Regulator”) then in effect from time to time applicable either to us or to the Group taken as a whole.

Repayments in respect of Undated Subordinated Debt Securities will, unless otherwise specified in the applicable supplement(s), be subject to the consent of the Irish Financial Regulator, if required.

Ranking

Status of Senior Debt Securities

The Senior Debt Securities will constitute our direct, unconditional, unsubordinated and unsecured obligations without any preference among themselves and will rank at least equally with our deposits and all our other present and future unsecured and unsubordinated obligations, subject to such exceptions as may be provided by applicable law. In particular, under Section 11F of the Banking Act of 1959 of Australia, if we (whether in or outside Australia) suspend payment or become unable to meet our obligations, pursuant to the Banking Act of 1959 of the Commonwealth of Australia our assets in Australia are to be available to meet our liabilities in Australia in priority to all of our other liabilities.

Status and Subordination of Dated Subordinated Debt Securities

The Dated Subordinated Debt Securities will constitute our direct, unsecured and subordinated obligations and rank equally without any preference among themselves. The claims of holders of Dated Subordinated Debt Securities will be subordinated, in the event of our winding-up or examinership or in the event of other insolvency proceedings being commenced with respect to us (together, “insolvency proceedings”), in right of payment to the claims of our Senior Creditors so that amounts due and payable under the Dated Subordinated Debt Securities shall be due and payable by us in the event of such winding-up or examinership or other insolvency proceedings being so commenced if, and only to the extent that, we could make payment on the Dated Subordinated Debt Securities rateably with the claims of all of our other creditors ranking equally with the Dated Subordinated Debt Securities and remain solvent immediately after our payment. For this purpose, we shall be considered to be solvent if we are able to pay our debts to Senior Creditors in full.

Status and Subordination of Undated Subordinated Debt Securities

The Undated Subordinated Debt Securities will constitute our direct, unsecured and subordinated obligations and rank equally without any preference among themselves. The claims of holders of Undated Subordinated Debt Securities will, in the event of our winding-up or examinership or other insolvency proceedings being so commenced, be subordinated in right of payment to the claims of our Senior Creditors and our Senior Subordinated Creditors. Any payments on any series of our Undated Subordinated Debt Securities will be conditional upon our being solvent at the time of payment and remaining solvent immediately after our payment. We shall be solvent if the conditions relating to solvency described under “—Payments; Arrears of Interest for Undated Subordinated Debt Securities” above are satisfied.

If at any time an order is made or an effective resolution is passed for our winding-up or examinership or other insolvency proceeding in Ireland (except for a winding-up or other proceeding as may be permitted for the events set forth below under “ — Consolidation, Merger and Sale of Assets; Assumption”), amounts payable on the Undated Subordinated Debt Securities will be the amount, if any, as would have been payable to the holders of the Undated Subordinated Debt Securities if, on the day prior to the commencement of the winding-up or examinership and thereafter, holders of Undated Subordinated Debt Securities were the holders of a class of our preference shares having a preferential right to a return of assets in our winding-up or other insolvency proceeding over holders of all issued shares for the time being in our capital, on the assumption that such preference share was entitled to receive a return of assets in any such winding-up or examinership an amount equal to the principal amount of the Undated Subordinated Debt Securities together with interest accrued and unpaid to the date of repayment and any Arrears of Interest in relation to the Undated Subordinated Debt Securities.

For the avoidance of doubt, if we would not otherwise be solvent as described under “ — Payments; Arrears of Interest for Undated Subordinated Debt Securities,” the amount of principal and other amounts that would otherwise be payable as interest in respect of the Undated Subordinated Debt Securities will be available to meet our losses.

Additional Amounts

Unless any applicable supplement provides otherwise, we will pay any amounts to be paid by us on any series of debt securities without deduction or withholding for, or on account of, any and all present or future taxes, duties, assessments or governmental charges (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Ireland, unless the deduction or withholding is required by law. Unless any applicable supplement provides otherwise, at any time the laws of Ireland require us to deduct or withhold taxes, we will pay the additional amounts of, or in respect of, the principal of, any premium, and any interest on the debt securities (“Additional Amounts”) that are necessary so that the net amounts paid to the holders, after the deduction or withholding, shall equal the amounts which would have been payable had no such deduction or withholding been required. However, we will not pay Additional Amounts for taxes that are payable because:

•

the holder or the beneficial owner of the debt securities is a domiciliary, national or resident of, or engages in business or maintains a permanent establishment or is physically present in Ireland thus requiring that deduction or withholding, or otherwise has some connection with Ireland other than the holding or ownership of the debt security, or the collection of any payment of, or in respect of, principal of, any premium, or any interest on, any debt securities of the relevant series;

•	except in the case of our winding-up in Ireland, the relevant debt security is presented for payment in Ireland;

•

the relevant debt security is presented for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to the Additional Amounts on presenting the debt security for payment at the close of such 30-day period;

•

the holder or the beneficial owner of the relevant debt securities or the beneficial owner of any payment of, or in respect of, principal of, any premium, or any interest on the debt securities failed to make any necessary claim or to comply with any certification, identification or other requirements concerning the nationality, residence, identity or connection with the taxing jurisdiction of the holder or beneficial owner, if that claim or compliance is required by statute, treaty, regulation or administrative practice of Ireland as a condition to relief or exemption from the taxes;

•

such deduction or withholding is imposed on a payment to an individual and is made pursuant to the Directive on the Taxation of Savings 2003/48/EC (the “Directive”) adopted by the Council of the European Union (the “Council”) on June 3, 2003 or any law implementing or complying with, or introduced in order to conform to, such Directive;

•

the relevant debt security is presented for payment by or on behalf of a holder who would have been able to avoid such deduction or withholding by presenting the relevant debt security to another paying agent in a member state of the European Union (the “EU”) or elsewhere; or

•

if the taxes would not have been imposed or would have been excluded under one of the preceding points if the beneficial owner of, or person ultimately entitled to obtain an interest in, the debt securities had been the holder of the debt securities.

Whenever we refer in this prospectus and any applicable supplement to the payment of the principal of, any premium, or any interest, if any, on, or in respect of, any debt securities of any series, we mean to include the payment of Additional Amounts to the extent that, in context, Additional Amounts are, were or would be payable.

Redemption

Redemption for tax reasons. Unless any applicable supplement provides otherwise, and, in the case of Undated Subordinated Debt Securities, we satisfy the conditions for solvency described under “ — Payments; Arrears of Interest for Undated Subordinated Debt Securities,” we will have the option to redeem the debt securities of any series upon not less than 30 nor more than 45 days’ notice on any dates as are specified in the applicable supplement, if:

•

we are required to issue definitive debt securities (see “ — Legal Ownership; Form of Debt Securities — Special Situations When a Global Security Will Be Terminated”) and, as a result, we are or would be required to pay Additional Amounts with respect to the debt securities;

•

we determine that as a result of a change in or amendment to the laws or regulations of a taxing jurisdiction, including any treaty to which the taxing jurisdiction is a party, or a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, which becomes effective on or after the date of any applicable supplement (and, in the case of a successor entity, which becomes effective on or after the date of that entity’s assumption of our obligations), we (or any successor entity) will or would be required to pay holders Additional Amounts; or

•	we (or any successor entity) would not be entitled to claim a deduction in respect of any payments in computing our (or its) taxation liabilities.

In each case, before we give a notice of redemption, we shall be required to deliver to the trustee a written legal opinion of independent counsel of recognized standing, chosen by us, in a form satisfactory to the trustee confirming that we are entitled to exercise our right of redemption. The redemption must be made in respect of all, but not some, of the debt securities of the relevant series. The redemption price will be equal to 100% of the principal amount of debt securities being redeemed together with any accrued but unpaid interest and Arrears of Interest, if any, in respect of such debt securities to the date fixed for redemption or, in the case of Discount Securities, such portion of the principal amount of such Discount Securities as may be specified by their terms.

Optional Redemption. The applicable supplement will specify whether we may redeem the debt securities of any series, in whole or in part, at our option, in any other circumstances. The applicable supplement will also specify the notice we will be required to give, what prices and any premium we will pay, and the dates on which we may redeem the debt securities. Any notice of redemption of debt securities will state:

•	the date fixed for redemption;

•	the amount of debt securities to be redeemed if we are only redeeming a part of the series;

•	the redemption price;

•

that on the date fixed for redemption the redemption price will become due and payable on each debt security to be redeemed and, if applicable, that any interest will cease to accrue on or after the redemption date;

•	the place or places at which each holder may obtain payment of the redemption price; and

•	the CUSIP number or numbers, if any, with respect to the debt securities.

In the case of a partial redemption, the trustee shall select the debt securities that we will redeem in any manner it deems fair and appropriate.

We or any of our subsidiaries may at any time purchase debt securities of any series in the open market or by tender (available alike to each holder of debt securities of the relevant series) or by private agreement, if applicable law allows, and, in the case of Undated Subordinated Debt Securities, if we satisfy the conditions for solvency described under “ — Payments; Arrears of Interest for Undated Subordinated Debt Securities.” We will treat as cancelled and no longer issued and outstanding any debt securities of any series that we purchase beneficially for our own account, other than a purchase in the ordinary course of a business dealing in securities.

In addition, we may not redeem or repurchase any Subordinated Debt Securities (except in the case of the Dated Subordinated Debt Securities, at their stated maturity or in the event of a winding-up) without obtaining the prior written consent of the Irish Financial Regulator, if required.

Convertible or Exchangeable Securities

Unless the applicable supplement specifies otherwise, optionally convertible or exchangeable securities will entitle the holder, during a period, or at specific times, to convert or exchange optionally convertible or exchangeable securities into or for the underlying security, basket or baskets of securities, index or indices of securities, or combination of these, at a specified rate of exchange. Optionally convertible or exchangeable securities will be redeemable at our option prior to maturity, if the applicable supplement so states. If a holder does not elect to convert or exchange the optionally convertible or exchangeable securities before maturity or any applicable redemption date, the holder will receive the principal amount of the optionally convertible or exchangeable securities.

Unless the applicable supplement specifies otherwise, the holder is not entitled to convert or exchange mandatorily convertible or exchangeable securities before maturity. At maturity, the holder must convert or exchange the mandatorily convertible or exchangeable securities for the underlying security, basket or baskets of securities or index or indices of securities, or a combination of these, at a specified rate of exchange, and, therefore, the holder may receive less than the principal amount of the mandatorily convertible or exchangeable security. If the applicable supplement so indicates, the specified rate at which a mandatorily convertible or exchangeable security will be converted or exchanged may vary depending on the value of the underlying securities, basket or baskets of securities, index or indices of securities, or combination of these so that, upon conversion or exchange, the holder participates in a percentage, which may be other than 100%, of the change in value of the underlying securities, basket or baskets, index or indices of securities, or combination of these.

Upon conversion or exchange, at maturity or otherwise, the holder of a convertible or exchangeable security may receive, at the specified exchange rate, either the underlying security or the securities constituting the relevant basket or baskets, index or indices, or combination of these, or the cash value thereof, as the applicable supplement may specify.

In addition, subject to certain conditions specified in the applicable supplement and unless it specifies otherwise, we may choose to convert all but not part of the Undated Subordinated Debt Securities into preference shares, on any payment date or as a result of certain tax events specified in the applicable supplement. You should refer to the applicable supplement for a description of the terms and conditions of this conversion and any effect this conversion may have on the terms and conditions of the Undated Subordinated Debt Securities, including our obligation to pay Additional Amounts.

Modification and Waiver

We and the trustee may make certain modifications and amendments to the indenture applicable to each series of debt securities without the consent of the holders of the debt securities. We may make other modifications and amendments with the consent of the holder(s) of not less than, in the case of the Senior Debt Securities, a majority of or, in the case of the Subordinated Debt Securities, 66 2/3% in aggregate principal amount of the debt securities of the series outstanding under the applicable indenture that are affected by the modification or amendment. However, we may not make any modification or amendment without the consent of the holder of each affected debt security that would:

•

change the terms of any debt security to include, in the case of an Undated Subordinated Debt Security, a maturity date for its principal amount, or in the case of any other debt security, change the stated maturity date of its principal amount;

•	reduce the principal amount of, or any premium, or interest with respect to any debt security;

•

reduce the amount of principal on a Discount Security that would be due and payable upon an acceleration of the maturity date of any series of Senior Debt Securities or Dated Subordinated Debt Securities;

•	change our obligation, or any successor’s, to pay Additional Amounts;

•	change the places at which payments are payable or the currency of payment;

•	impair the right to sue for the enforcement of any payment due and payable;

•

reduce the percentage in aggregate principal amount of outstanding debt securities of the series necessary to modify or amend the indenture or to waive compliance with certain provisions of the indenture and any past Senior Debt Securities Event of Default or Subordinated Debt Securities Event of Default;

•	change our obligation to maintain an office or agency in the place and for the purposes specified in the indenture;

•	change the terms and conditions of the preference shares or other securities into which the Undated Subordinated Debt Securities may be converted;

•

modify the subordination provisions, if any, or the terms and conditions of our obligations in respect of the due and punctual payment of the amounts due and payable on the debt securities, in either case in a manner adverse to the holders; or

•

modify the foregoing requirements or the provisions of the indenture relating to the waiver of any past Senior Debt Securities Event of Default or Subordinated Debt Securities Event of Default or covenants, except as otherwise specified.

Events of Default; Limitation of Remedies

Senior Debt Securities Events of Default

Unless the applicable supplement provides otherwise, a “Senior Debt Securities Event of Default” with respect to any series of Senior Debt Securities shall result if:

•

we fail to pay the principal (other than installment payments), when due and payable, with respect to such series of Senior Debt Securities and continuance of such failure for a period of seven (7) days;

•

we fail to pay any interest, premium, if applicable, installment payments, if applicable, or any other amounts, when due and payable, with respect to such series of Senior Debt Securities and continuance of such failure for a period of fifteen (15) days;

•

we fail to observe or perform in any material respect any covenant or warranty contained in the Senior Debt Indenture (other than those listed in the first, second and, if applicable, seventh bullet points herein and other than a covenant which has expressly been created solely for the benefit of any series of Senior Debt Securities other than that series) for such series of Senior Debt Securities for a period of sixty (60) days after the date on which the trustee provides us written notice by registered or certified mail, return receipt requested, specifying such failure, or the holder(s) of at least 25% in aggregate principal amount of the applicable series of Senior Debt Securities provide us and the trustee written notice in the same manner, specifying such failure and, in each case, requiring such failure to be remedied and stating that it is a “notice of default”;

•

an order is made or an effective resolution passed for our winding-up or dissolution except in connection with any transaction permitted under “— Consolidation, Merger or Sale of Assets” or in the applicable supplement;

•

we are deemed by law or a court to be insolvent or unable or deemed to be unable to pay our debts (within the meaning of section 214 of the Companies Act 1963 of Ireland or Section 2(3) of the Companies (Amendment) Act 1990 of Ireland; or we are deemed to be unable to meet our obligations to creditors under section 21 or 28 of the Central Bank Act, 1971 of Ireland, as the same may be amended, modified or re-enacted, or we admit in writing our inability to pay our debts as they mature;

•

a receiver, examiner or other similar official is appointed in relation to AIB or in relation to the whole or a material part of the assets of AIB, or the protection of the court is granted to AIB, or an encumbrancer takes possession of the whole or a material part of the assets of AIB, or a distress or execution or other process is levied or enforced upon or sued out against the whole or a material part of the assets of AIB, in respect of a debt of more than €10,000,000 (or its equivalent in another currency) and, in any of the foregoing cases, is not discharged within thirty (30) days; or

•	any other Senior Debt Securities Event of Default provided in this prospectus or the applicable supplement(s).

If a Senior Debt Securities Event of Default occurs and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the Senior Debt Securities of that series may at their discretion declare the Senior Debt Securities of that series to be due and repayable immediately (and the Senior Debt Securities of that series shall thereby become due and repayable) at their outstanding principal amount (or at such other repayment amount as may be specified in or determined in accordance with the applicable supplement(s)) together with accrued interest, if any, as provided in the applicable supplement(s). The trustee may, at its discretion and without further notice, institute such proceedings as it may think suitable, against us to enforce payment. Subject to the indenture provisions for the indemnification of the trustee, the holder(s) of a majority in aggregate principal amount of the outstanding Senior Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding in the name of and on the behalf of the trustee for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series. However, this direction must not be in conflict with any rule of law or the Senior Debt Indenture, and must not be unjustly prejudicial to the holder(s) of any Senior Debt Securities of that series not taking part in the direction, as determined by the trustee. The trustee may also take any other action, consistent with the direction, that it deems proper.

If lawful, amounts otherwise payable to holders of Senior Debt Securities (other than amounts withheld as taxes as described under “— Additional Amounts”) withheld or refused (i) in order to comply with any law or regulation or with the order of any court of competent jurisdiction or (ii) in case of doubt as to the validity or applicability of any law, regulation or order, in accordance with advice of counsel given as to such validity or applicability at any time prior to the expiry of the periods specified in the Senior Debt Indenture (a “Withheld Amount”) or a sum equal to Withheld Amounts shall be placed promptly on interest bearing deposit as described in the Senior Debt Indenture. We will give notice if at any time it is lawful to pay any Withheld Amount to holders of Senior Debt Securities or if such payment is possible as soon as any doubt as to the validity or applicability of the law, regulation or order is resolved. The notice will give the date on which the Withheld Amount and the interest accrued on it will be paid. This date will be the earliest day after the day on which it is decided Withheld Amounts can be paid on which the interest bearing deposit falls due for repayment or may be repaid without penalty. On such date, we shall be bound to pay the Withheld Amount together with interest accrued on it. For the purposes of this subsection this date will be the due date for those sums. Our obligations under this paragraph are in lieu of any other remedy against us in respect of Withheld Amounts. Payment will be subject to applicable laws, regulations or court orders, but in the case of payment of any Withheld Amount, without prejudice to the provisions described under “— Additional Amounts.” Interest accrued on any Withheld Amount will be paid net of any taxes required by applicable law to be withheld or deducted and we shall not be obliged to pay any Additional Amount in respect of any such withholding or deduction.

The holder(s) of a majority of the aggregate principal amount of the outstanding Senior Debt Securities of any affected series may waive any past Senior Debt Securities Event of Default with respect to the series, except any default in respect of either:

•	the payment of principal of, or any premium, or interest, on any Senior Debt Securities; or

•	a covenant or provision of the relevant indenture which cannot be modified or amended without the consent of each holder of Senior Debt Securities of the series.

Subject to exceptions, the trustee may, without the consent of the holders, waive or authorize a Senior Debt Securities Event of Default if, in the opinion of the trustee, that Senior Debt Securities Event of Default would not be materially prejudicial to the interests of the holders.

The trustee will, within 90 days of a default with respect to the Senior Debt Securities of any series, give to each affected holder of the Senior Debt Securities of the affected series notice of any default it knows about, unless the default has been cured or waived. However, except in the case of a default in the payment of the principal of, or premium, if any, or interest, if any, on the Senior Debt Securities, the trustee will be entitled to withhold notice if the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee determine in good faith that withholding of notice is in the interest of the holder(s).

We are required to furnish to the trustee annually a statement as to our compliance with all conditions and covenants under the Senior Debt Indenture.

Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to the Senior Debt Securities.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to waive a Senior Debt Securities Event of Default.

Subordinated Debt Securities Events of Default

Unless the applicable supplement provides otherwise, a “Subordinated Debt Securities Event of Default” with respect to any series of Subordinated Debt Securities shall result if (i) either a court of competent jurisdiction issues an order which is not successfully appealed within 30 days, or an effective shareholders’ resolution is validly adopted, for our winding-up, other than under or in connection with a scheme of amalgamation, merger or reconstruction not involving a bankruptcy or insolvency; or (ii) we do not pay any installment of interest upon, or any part of the principal of, and any premium on, any Subordinated Debt Securities of that series on the date on which the payment is due and payable, whether upon redemption or otherwise, and the failure continues for fourteen (14) days in the case of interest or seven (7) days in the case of principal.

If a Subordinated Debt Securities Event of Default occurs and is continuing, the trustee or the holder(s) of at least 25% in aggregate principal amount of the outstanding Subordinated Debt Securities of each series of Dated Subordinated Debt Securities or Undated Subordinated Debt Securities, as applicable, may declare any accrued but unpaid payments, or, in the case of Discount Securities, the portion of principal amount specified in its terms, on the Subordinated Debt Securities of such series to be due and payable immediately. In the case of a Subordinated Debt Securities Event of Default of the type referred to in clause (ii) of the immediately preceding paragraph, the trustee or a majority of the holders of outstanding Subordinated Debt Securities of such series may then also institute proceedings, but may take no other action in respect of such default, for our winding-up in Ireland (but not elsewhere) and prove a claim in such winding-up (or any other winding up otherwise instigated) to enforce our obligations in respect of the Subordinated Debt Securities of such series. In such case, no repayment in respect of the Subordinated Debt Securities may be made otherwise than during or after our winding-up or on the stated maturity of the Subordinated Debt Security, except with the prior written consent of the Irish Financial Regulator, if required.

After any such declaration of acceleration but before a judgment or decree has been rendered by a competent court, the holders of a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of such series may rescind the declaration of acceleration and its consequences, but only if the Subordinated Debt Securities Event of Default has been cured or waived and all payments due, other than those due as a result of acceleration, have been made as described below under “—Waiver, Trustee’s Duties—Subordinated Debt Securities.”

For the avoidance of doubt, we are not required to make payments on any series of Undated Subordinated Debt Securities, except in the limited circumstances described under “—Payments, Arrears of Interest for Undated Subordinated Debt Securities.” Furthermore, for the purposes of determining whether a Subordinated Debt Securities Event of Default has occurred with respect to any Undated Subordinated Debt Securities, a payment will not be deemed to be due on any date on which we do not satisfy the conditions for solvency described under that heading. Conversely, a payment on the Dated Subordinated Debt Securities will be deemed to be due even if we do not satisfy the conditions for solvency described under that heading.

Waiver; Trustee’s Duties – Subordinated Debt Securities

The holder(s) of not less than a majority in aggregate principal amount of the debt securities of any affected series may waive any past Subordinated Debt Securities Event of Default with respect to the series, except any default in respect of either:

•	the payment of principal of, or any premium, or interest or Arrears of Interest on any Subordinated Debt Securities; or

•	a covenant or provision of the relevant indenture which cannot be modified or amended without the consent of each holder of Subordinated Debt Securities of the series.

Subject to the applicable indenture provisions regarding the trustee’s duties, in case a Subordinated Debt Securities Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee will have no obligation to any holder(s) of the Subordinated Debt Securities of that series, unless they have offered the trustee reasonable indemnity. Subject to the indenture provisions for the indemnification of the trustee, the holder(s) of a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding in the name of and on the behalf of the trustee for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series. However, this direction must not be in conflict with any rule of law or the applicable indenture, and must not be unjustly prejudicial to the holder(s) of any Subordinated Debt Securities of that series not taking part in the direction, as determined by the trustee. The trustee may also take any other action, consistent with the direction, that it deems proper.

The trustee will, within 90 days of a default with respect to the Subordinated Debt Securities of any series, give to each affected holder of the Subordinated Debt Securities of the affected series notice of any default it knows about, unless the default has been cured or waived. However, except in the case of a default in the payment of the principal of, or premium, if any, or interest, if any, on any Subordinated Debt Securities, the trustee will be entitled to withhold notice if the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee determine in good faith that withholding of notice is in the interest of the holder(s).

We are required to furnish to the trustee annually a statement as to our compliance with all conditions and covenants under each Subordinated Debt Indenture.

Limitations on suits. Before a holder may bypass the trustee and bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to the debt securities, the following must occur:

•	The holder must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and the holder must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•

The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity, and the trustee must not have received an inconsistent direction from the majority in principal amount of all outstanding debt securities of the relevant series during that period.

•	In the case of our winding-up in Ireland, such legal action or proceeding is in the name and on behalf of the trustee to the same extent, but no further, as the trustee would have been entitled to do.

Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to the Subordinated Debt Securities.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to waive any past Subordinated Debt Securities Event of Default.

Consolidation, Merger and Sale of Assets; Assumption

We may, without the consent of the holders of any of the debt securities, consolidate with, merge into or convey or transfer or lease our assets substantially as an entirety to, any person of the persons specified in the applicable indenture, provided that:

(1) if we are not the survivor in such consolidation or amalgamation, the person formed by such consolidation or amalgamation or into which we are merged or the person which acquires by conveyance or transfer or which leases our properties and assets substantially as an entirety shall be an entity entitled to carry on the business of a bank, and shall expressly assume by supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the debt securities in accordance with the provisions of such supplemental indenture and the performance or observance of every covenant of the indenture to be performed or observed by us;

(2) immediately after giving effect to such transaction, and treating any indebtedness which becomes an obligation of ours or any of our subsidiaries as a result of that transaction as having been incurred by us or our subsidiary at the time of the transaction, no Senior Debt Securities Event of Default or Subordinated Debt Securities Event of Default and no event which, after notice or lapse of time or both, would become a Senior Debt Securities Event of Default or Subordinated Debt Securities Event of Default shall have occurred and be continuing; and

(3) we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger, conveyance or transfer and such supplemental indenture comply with the terms of the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

Subject to applicable law and regulation, any of our wholly-owned subsidiaries may assume our obligations under the debt securities of any series without the consent of any holder. We, however, must irrevocably guarantee (in the case of Subordinated Debt Securities, on a subordinated basis in substantially the manner described under “ — Ranking” above) the obligations of the subsidiary under the debt securities of that series. If we do, all of our direct obligations under the debt securities of the series and the applicable indenture shall immediately be discharged. Unless the applicable supplement provides otherwise, any Additional Amounts under the debt securities of the series will be payable in respect of taxes imposed by the jurisdiction in which the successor entity is organized, rather than taxes imposed by a taxing jurisdiction of Ireland, subject to exceptions equivalent to those that apply to any obligation to pay Additional Amounts in respect of taxes imposed by a taxing jurisdiction of Ireland. However, if we make payment under this guarantee, we shall also be required to pay Additional Amounts related to taxes (subject to the exceptions set forth in “ — Additional Amounts” above) imposed by a taxing jurisdiction of Ireland due to this guarantee payment. A subsidiary that assumes our obligations will also be entitled to redeem the debt securities of the relevant series in the circumstances described in “ — Redemption” above with respect to any change or amendment to, or change in the application or interpretation of the laws or regulations (including any treaty) of the assuming corporation’s jurisdiction of incorporation as long as the change or amendment occurs after the date of the subsidiary’s assumption of our obligations. However, the determination of whether we are solvent shall continue to be made with reference to us, unless applicable law requires otherwise.

The U.S. Internal Revenue Service might deem an assumption of our obligations as described above to be an exchange of the existing debt securities for new debt securities, resulting in a recognition of taxable gain or loss and possibly other adverse tax consequences. Investors should consult their tax advisors regarding the tax consequences of such an assumption.

Governing Law

The debt securities and indentures will be governed by and construed in accordance with the laws of the State of New York, except that, as specified in the relevant Subordinated Debt Indenture, the subordination provisions of each series of Subordinated Debt Securities and the related indenture will be governed by and construed in accordance with the laws of Ireland.

Notices

Notices regarding the debt securities will be valid:

•	with respect to global debt securities, if in writing and delivered or mailed to each direct holder; or

•	if registered debt securities are affected, if given in writing and mailed to each direct holder as provided in the applicable indenture.

Any notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first publication. If publication is not practicable, notice will be valid if given in any other manner, and deemed to have been given on the date, as we shall determine.

The Trustee

The Bank of New York will be the trustee under the indentures. The trustee has two principal functions:

•

First, it can enforce an investor’s rights against us if we default on debt securities issued under the indenture. There are some limitations on the extent to which the trustee acts on an investor’s behalf, described under “— Events of Default; Limitation of Remedies”; and

•	Second, the trustee performs administrative duties for us, such as sending the investor’s interest payments, transferring debt securities to a new buyer and sending investors notices.

We and some of our subsidiaries maintain deposit accounts and conduct other banking transactions with the trustee in the ordinary course of our respective businesses.

Consent to Service

The indentures provide that we irrevocably designate Allied Irish Banks, public limited company, 405 Park Avenue, New York, NY 10022 (Attn: Head of Treasury) as our authorized agent for service of process in any proceeding arising out of or relating to the indentures or debt securities brought in any federal or state court in the Borough of Manhattan in the City of New York and we irrevocably submit to the jurisdiction of these courts.

Clearance and Settlement

Debt securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depository Trust Company, or DTC, in the United States, Clearstream Banking, société anonyme, or Clearstream, Luxembourg, in Luxembourg and Euroclear Bank S.A./N.V., or Euroclear, in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositories. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for debt securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Global securities will be registered in the name of a nominee for, and accepted for settlement and clearance by, one or more of Euroclear, Clearstream, Luxembourg, DTC and any other clearing system identified in the applicable supplement.

Cross-market transfers of debt securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities.

Euroclear and Clearstream, Luxembourg hold interests on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositories, which, in the case of securities for which a global security in registered form is deposited with the DTC, in turn hold such interests in customers’ securities accounts in the depositories’ names on the books of the DTC.

The policies of DTC, Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investors’ interest in securities held by them. This is also true for any other clearance system that may be named in an applicable supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in an applicable supplement.

DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. Investors should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC. DTC has advised us as follows:

•	DTC is:

(1)	a limited purpose trust company organized under the laws of the State of New York;

(2)	a “banking organization” within the meaning of New York Banking Law;

(3)	a member of the Federal Reserve System;

(4)	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

(5)	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of securities.

•

Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers and dealers and trust companies that have custodial relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg. Clearstream, Luxembourg has advised us as follows:

•

Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•

Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry transfers between the accounts of its customers. This eliminates the need for physical movement of securities.

•

Clearstream, Luxembourg provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities.

•

Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•

Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear. Euroclear has advised us as follows:

•

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique).

•

Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•

Euroclear provides other services to its customers, including credit, custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several countries.

•	Euroclear customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems. We may choose any other clearing system for a particular series of debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable supplement.

Primary Distribution

The distribution of the debt securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable supplement.

Clearance and settlement procedures may vary from one series of debt securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the applicable supplement.

Clearance and Settlement Procedures – DTC. DTC participants that hold debt securities through DTC on behalf of investors will follow the settlement practices applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System.

Debt securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures – Euroclear and Clearstream, Luxembourg. We understand that investors that hold their debt securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form.

Debt securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading Between DTC Participants. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System.

If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. Dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants. We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser. A purchaser of debt securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the securities either against payment or free of payment.

The interests in the securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to pre-position funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing securities would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the securities were credited to their accounts). However, interest on the securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one-business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

Investors should be aware that they will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the debt securities, or to receive or make a payment or delivery of the debt securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

DESCRIPTION OF PREFERENCE SHARES

The following is a summary of the general terms of the preference shares of any series we may issue under the registration statement to which this prospectus relates. Each time we issue preference shares we will prepare a supplement, which you should read carefully. The supplement relating to a series of preference shares or to a series of debt securities that are convertible into or exchangeable for the preference shares will summarize the terms of the preference shares of the particular series. Those terms will be set out in the resolutions establishing the series that our Board of Directors or an authorized committee adopt, and may be different from those summarized below. If so, the supplement will state that, and the description of the preference shares of that series contained in the supplement will apply. In addition, our Memorandum and Articles of Association contain certain rights attaching to the preference shares which are summarized below.

This summary does not purport to be complete and is subject to, and qualified by, our Memorandum and Articles of Association and the resolutions of the Board of Directors or an authorized committee. You should read our Memorandum and Articles of Association as well as those resolutions, which we have filed or we will file with the SEC as an exhibit to the registration statement, of which this prospectus is a part. You should also read the summary of the general terms of the deposit agreement under which American Depositary Receipts (“ADRs”) evidencing American Depositary Shares (“ADSs”) that may represent preference shares may be issued, under the heading “Description of American Depositary Receipts.”

General

Under our Memorandum and Articles of Association, our Board of Directors or an authorized committee of the Board is empowered to provide for the issuance of U.S. dollar-denominated preference shares, having a par value of $25, in one or more series.

Our Memorandum and Articles of Association and any resolutions establishing the relevant preference shares will set forth the dividend rights, liquidation value per share, redemption provisions, voting rights, other rights, preferences, privileges, limitations and restrictions of the preference shares. As of the date of this prospectus, we have issued 250,000 dollar-denominated preference shares, though we have issued a call notice with respect to those dollar-denominated preference shares, and they are scheduled to be redeemed by us on July 15, 2008.

The preference shares of any series will be U.S. dollar-denominated in terms of nominal value, dividend rights and liquidation value per share. They will, when issued, be fully paid and non-assessable. For each preference share issued, an amount equal to its nominal value will be credited to our issued share capital account and an amount equal to the difference between its issue price (net of costs) and its nominal value will be credited to our share premium account. The applicable supplement will specify the nominal value of the preference shares. The preference shares of a series deposited under the deposit agreement referred to in the section “Description of American Depositary Receipts” will be represented by ADSs of a corresponding series, evidenced by ADRs of such series. The preference shares of such series may only be withdrawn from deposit in registered form. See “Description of American Depositary Receipts.”

Our Board of Directors or the relevant authorized committee may only provide for the issuance of preference shares of any series if there is in place, prior to the proposed issuance, sufficient allotment authority. Under our Articles of Association, our shareholders have the power to grant our Board of Directors the authority to allot preference shares. This power is usually granted by our shareholders for periods of five years.

The preference shares of any series will have the dividend rights, rights upon liquidation, redemption provisions and voting rights described below, unless the applicable supplement provides otherwise. You should read the applicable supplement for the specific terms of any series, including:

•	the number of shares offered, the number of shares offered in the form of ADSs and the number of preference shares represented by each ADS;

•	the public offering price of the series;

•	the liquidation value per share of that series;

•	the dividend rate, or the method of calculating it;

•	the place where we will pay dividends;

•	the dates on which dividends will be payable;

•	voting rights of that series of preference shares, if any;

•	restrictions applicable to the sale and delivery of the preference shares;

•	whether and under what circumstances we will pay additional amounts on the preference shares in the event of certain developments with respect to withholding tax or information reporting laws;

•	any redemption, conversion or exchange provisions;

•	any listing of the preference shares on a securities exchange; and

•	any other rights, preferences, privileges, limitations and restrictions relating to the series.

The applicable supplement will also describe material U.S. and Irish tax considerations that apply to any particular series of preference shares.

Title to preference shares of a series in registered form will pass by transfer and registration on the register that the registrar shall keep at its office in Ireland. For more information on such registration, you should read “— Registrar and Paying Agent.” The registrar will not charge for the registration of transfer, but the purchaser will be liable for any taxes, stamp duties or other governmental charges.

The characteristics of the preference shares of any two or more series may differ in the following respects:

•	the aggregate amount of dividends,

•	the aggregate amounts which may be payable upon redemption,

•	the redemption dates,

•	the rights of holders to deposit the preference shares under the deposit agreement, and

•	the voting rights of holders.

You should read the applicable supplement for the characteristics relating to any series of preference shares.

Unless the applicable supplement specifies otherwise, the preference shares of each series will rank equally as to participation in our profits and assets with the preference shares of each other series.

Dividend Rights

The holders of the preference shares will be entitled to receive cash dividends on the dates and at the rates as described in the applicable supplement out of our “distributable profits” and “distributable reserves.” Except as provided in this prospectus and in the applicable supplement, holders of preference shares will have no right to participate in our profits. The discretion of our Board of Directors to resolve that a dividend should not be paid to holders of the preference shares is unfettered. In addition, even if we have sufficient “distributable profits” and “distributable reserves,” we will not pay a dividend to holders of the preference shares if doing so would result in a breach of Applicable Regulatory Capital Requirements.

For information concerning the declaration of dividends out of our distributable profits, see “Description of Share Capital — Ordinary Shares — Dividend Rights.”

We will pay the dividends on the preference shares of a series to the record holders as they appear on the register for such preference shares on the record dates. A record date will be fixed by our Board of Directors or an authorized committee. Subject to applicable fiscal or other laws and regulations, each payment will be made by dollar check drawn on a bank in Dublin or in New York City and mailed to the record holder at the holder’s address as it appears on the register for the preference shares. If any date on which dividends are payable on the preference shares is not a “business day,” which is a day on which banks are open for business and on which foreign exchange dealings may be conducted in Dublin and in New York City, then payment of the dividend payable on that date will be made on the next business day. There will be no additional interest or other payment due to this type of delay.

Dividends on the preference shares of any series will be non-cumulative. If our Board of Directors or the relevant authorized committee fails to declare a dividend payable, or a dividend is paid only in part, the holders of preference shares of the relevant series will have no claim in respect of such unpaid amount. We will have no obligation to pay the dividend accrued for the relevant dividend period or to pay any interest on the dividend, whether or not dividends on the preference shares of that series or any other series or class of our shares are paid for any subsequent dividend period.

No full dividends will be paid or set apart for payment on any of our preference shares ranking, as to dividends, equally with or below the preference shares of any series for any period unless full dividends have been, or at the same time are, paid, or set aside for payment, on the preference shares of that series for the then-current dividend period. When dividends are not paid in full upon the preference shares of a series and any other of our preference shares ranking equally as to dividends, all dividends upon the preference shares of that series and the other preference shares will be paid pro rata so that dividends paid upon the preference shares of each series are in proportion to dividends accrued on the preference shares of the series.

Except as provided in the preceding sentence, unless full dividends on all outstanding preference shares of a series have been paid for the most recently completed dividend period, no dividends, will be declared or paid or set apart for payment, or other distribution made, upon our ordinary shares or other shares ranking, as to dividends or upon liquidation, equally with or below the preference shares of the series. In addition, we will not redeem, repurchase or otherwise acquire for consideration, or pay any money or make any money available for a sinking fund for the redemption of, any of our ordinary shares or other shares ranking equally with or below the preference shares of the series as to dividends or upon liquidation, except by conversion into or exchange for shares ranking below the preference shares of the series as to dividends and upon liquidation, until we have resumed or set aside for the payment of full dividends for a period of twelve (12) consecutive months on all outstanding preference shares of the series and those ranking equally as to dividends with the preference shares of the series.

We will compute the amount of dividends payable on the preference shares of any series for each dividend period based upon the liquidation value per share of the preference shares of the series by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year. However, we will compute the amount of dividends payable for any dividend period shorter than a full dividend period on the basis of a 360-day year divided into twelve months of 30 days each and, in the case of an incomplete month, on the basis of the actual number of days elapsed.

Rights Upon Liquidation

If there is a return of capital in respect of our voluntary or involuntary liquidation, dissolution, winding-up or otherwise, other than in respect of any redemption or repurchase of the preference shares of a series in whole or in part permitted by our Memorandum and Articles of Association and under applicable law, the holders of the outstanding preference shares of a series will be entitled to receive liquidating distributions. Liquidating distributions will:

•

come from the surplus assets we have available for distribution to shareholders, before any distribution of assets is made to holders of our ordinary shares or any other class of shares ranking below the preference shares as regards distribution of assets; and

•

be in an amount equal to the liquidation value per share of the preference shares (being the amount paid up or credited as paid up on the preference shares including any premium paid in respect thereof), plus an amount equal to accrued and unpaid dividends, whether or not declared or earned, for the then-current dividend period up to and including the date of commencement of our winding-up or the date of any other return of capital, as the case may be.

If, upon a return of capital, the assets available for distribution are insufficient to pay in full the amounts payable on the preference shares and any other of our shares ranking as to any distribution equally with the preference shares, the holders of the preference shares and of the other shares will share pro rata in any distribution of our surplus assets in proportion to the full respective liquidating distributions to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the preference shares of that series will have no right or claim on any of our remaining assets and will not be entitled to any further participation in the return of capital. If there is a sale of all or substantially all of our assets, the distribution to our shareholders of all or substantially all of the consideration for the sale, unless the consideration, apart from assumption of liabilities, or the net proceeds consists entirely of cash, will not be deemed a return of capital in respect of our liquidation, dissolution or winding-up. To the extent that holders of the preference shares are entitled to any recovery upon a return of capital, those holders might not be entitled in such proceedings to a recovery in US dollars and might be entitled only to a recovery in euro.

Redemption

Unless the applicable supplement specifies otherwise, we may redeem the preference shares of each series, at our option, in whole or in part, at any time and from time to time on the dates and at the redemption prices and on all other terms and conditions as set forth in the applicable supplement.

If fewer than all of the outstanding preference shares of a series are to be redeemed, we will select by lot, in the presence of our independent auditors, which particular preference shares will be redeemed.

If we redeem preference shares of a series, we will mail a redemption notice to each record holder of preference shares to be redeemed between 30 and 60 days before the redemption date. Each redemption notice will specify:

•	the redemption date;

•	the particular preference shares of the series to be redeemed;

•	the redemption price, specifying the included amount of accrued and unpaid dividends;

•	that any dividends will cease to accrue upon the redemption of the preference shares; and

•	the place or places where holders may surrender documents of title and obtain payment of the redemption price.

No defect in the redemption notice or in the giving of notice will affect the validity of the redemption proceedings.

If we give notice of redemption in respect of the preference shares of a series, then, by 12:00 noon, Dublin time, on the redemption date, we will irrevocably deposit with the relevant paying agent funds sufficient to pay the applicable redemption price, including the amount of accrued and unpaid dividends (if any) for the then-current quarterly dividend period to the date fixed for redemption. We will also give the relevant paying agent irrevocable instructions and authority to pay the redemption price to the holders of those preference shares called for redemption.

If we give notice of redemption, then, when we make the deposit with the paying agent, all rights of holders of the preference shares of the series called for redemption will cease, except the holders’ right to receive the redemption price, but without interest, and these preference shares will no longer be outstanding. Subject to any applicable fiscal or other laws and regulations, payments in respect of the redemption of preference shares of a series will be made by dollar check drawn on a bank in Dublin or in New York City against presentation and surrender of the relevant share certificates at the office of the paying agent located in Ireland.

In the event that any date on which a redemption payment on the preference shares is to be made is not a business day, then payment of the redemption price payable on that date will be made on the next business day. There will be no interest or other payment due to the delay. If payment of the redemption price is improperly withheld or refused, dividends on the preference shares will continue to accrue at the then applicable rate, from the redemption date to the date of payment of the redemption price.

Subject to applicable law, including U.S. securities laws, and the consent of, or prior notification to, the Irish Financial Regulator, as applicable, we may purchase outstanding preference shares of any series by tender, in the open market or by private agreement. Unless we tell you otherwise in the applicable supplement, any preference shares of any series that we purchase for our own account, other than in the ordinary course of a business of dealing in securities, will be treated as cancelled and will no longer be issued and outstanding.

We may not redeem or repurchase any preference shares without obtaining the prior written consent of the Irish Financial Regulator, if required.

Voting Rights

The holders of the preference shares of any series are entitled to receive notice of, and to attend, general meetings of shareholders, but, except as provided below or in the applicable supplement, will not be entitled to speak or vote at such meetings.

Variation of Rights

If applicable law permits, the rights, preferences, limitations, and privileges attached to any series of preference shares may be varied, altered or abrogated only with the written consent of the holders of at least three-fourths of the outstanding preference shares of the series or with the sanction of a special resolution passed at a separate general meeting of the holders of the outstanding preference shares of the series provided that at least three-fourths of those holders vote in person or by proxy in favor of the resolution at the meeting.

In addition to the voting rights referred to above, if any resolution is proposed for our liquidation, dissolution or winding-up, then the holders of the outstanding preference shares of each series, other than any series of preference shares which do not have voting rights, will be entitled to receive notice of and to attend the general meeting of shareholders called for the purpose of adopting the resolution and will be entitled to vote on that resolution, but no other. When entitled to vote, each holder of preference shares of a series present in person or by proxy has one vote for each preference share held.

On the allotment of a series of preference shares, the Directors may provide that the consent, either written or by resolution passed at a separate general meeting of the holders of the outstanding preference shares of the series, of the holders of at least two-thirds of the outstanding preference shares of the series is required if we propose to authorize or create, or increase the amount of, any shares of any class or any security convertible into the shares of any class ranking as regards the right to receive dividends or the rights on a return on capital in respect of our voluntary or involuntary liquidation, dissolution, winding-up or otherwise, other than in respect of any redemption or repurchase of the preference shares of a series in whole or in part permitted by our Memorandum and Articles of Association and under applicable law in priority to the preference shares of the series.

In the event that the most recent dividend payable on a series of preference shares has been paid in cash, the rights attached to the preference shares of that series are not to be deemed to be varied:

(a) by the creation or issue of further preference shares ranking equally with the preference shares, whether or not carrying different rights as to dividend, premium on a return of capital, redemption or conversion; or

(b) by the reduction or redemption by us of share capital ranking as regards participation in our profits and assets equally with or after the preference shares.

In the event that the most recent dividend payable on a series of preference shares has not been paid in cash at the date of a general meeting of shareholders, holders of preference shares will be entitled to speak and vote at that meeting.

Notices of Meetings

A notice of any meeting at which holders of preference shares of a particular series are entitled to vote will be mailed to each record holder of preference shares of that series. Each notice will state:

•	the date of the meeting;

•	a description of any resolution to be proposed for adoption at the meeting on which those holders are entitled to vote; and

•	instructions for the delivery of proxies.

A holder of preference shares of any series in registered form who is not registered with an address in Ireland and who has not supplied an address within Ireland to us for the purpose of notices is not entitled to receive notices of meetings from us. For a description of notices that we will give to the ADR depositary and that the ADR depositary will give to ADR holders, you should read “Description of American Depositary Receipts — Reports and Notices” and “Where You Can Find More Information.”

Governing Law

The creation and issuance of any series of preference shares and the rights associated with those preference shares shall be governed by and construed in accordance with the laws of Ireland.

Registrar and Paying Agent

AIB p.l.c., presently located at Bankcentre, Ballsbridge, Dublin 4, Ireland will act as registrar and paying agent for the preference shares of each series.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

The following is a summary of the general terms and provisions of the deposit agreement under which the ADR depositary will issue the ADRs. The deposit agreement is among us, The Bank of New York, as ADR depositary, and all holders from time to time of ADRs issued under the deposit agreement. This summary does not purport to be complete. We may amend or supersede all or part of this summary to the extent we tell you in the applicable supplement. You should read the deposit agreement, which is filed with the SEC as an exhibit to the registration statement, of which this prospectus is a part. You may also read the deposit agreement at the corporate trust office of The Bank of New York in New York City and the office of Allied Irish Banks, p.l.c. Securities Services in Dublin.

Depositary

The Bank of New York will act as the ADR depositary. The Bank of New York, London office will act as custodian. The ADR depositary’s principal office in New York City is presently located at 101 Barclay Street, Floor 21 West, New York, New York 10286, and the custodian’s office is presently located at One Canada Square, Canary Wharf, London E14 5AL.

American Depositary Receipts

An ADR is a certificate evidencing a specific number of ADSs of a specific series, each of which will represent preference shares of a corresponding series. Unless the applicable supplement specifies otherwise, each ADS will represent one preference share, or evidence of rights to receive one preference share, deposited with The Bank of New York, London office as custodian. An ADR may evidence any number of ADSs in the corresponding series.

Deposit and Issuance of ADRs

When the custodian has received preference shares of a particular series, or evidence of rights to receive preference shares, and applicable fees, charges and taxes, subject to the deposit agreement’s terms, the ADR depositary will execute and deliver at its corporate trust office in New York City to the person(s) specified by us in writing, an ADR or ADRs registered in the name of such person(s) evidencing the number of ADSs of that series corresponding to the preference shares of that series.

When the ADR depositary has received preference shares of a particular series, or evidence of rights to receive preference shares, and applicable fees, charges and taxes, subject to the deposit agreement’s terms, the ADR depositary will execute and deliver at its principal office to the person(s) specified by us in writing, an ADR or ADRs registered in the name of that person(s) evidencing the number of ADSs of that series corresponding to the preference shares of that series. Preference shares may be deposited under the deposit agreement as units comprising a preference share of a series and a preference share of a related series. The ADR depositary’s principal office is presently located at 101 Barclay Street, Floor 22 West, New York, New York 10286.

Withdrawal of Deposited Securities

Upon surrender of ADRs at the ADR depositary’s corporate trust office in New York City and upon payment of the taxes, charges and fees provided in the deposit agreement and subject to its terms, an ADR holder is entitled to delivery, to or upon its order, at the ADR depositary’s corporate trust office in New York City or the custodian’s office in Dublin, of the amount of preference shares of the relevant series represented by the ADSs evidenced by the surrendered ADRs. The ADR holder will bear the risk and expense for the forwarding of share certificates and other documents of title to the corporate trust office of the ADR depositary.

Holders of preference shares that have been withdrawn from deposit under the deposit agreement will not have the right to redeposit the preference shares.

Dividends and Other Distributions

The ADR depositary will distribute all cash dividends or other cash distributions that it receives in respect of deposited preference shares of a particular series to ADR holders, after payment of any charges and fees provided for in the deposit agreement, in proportion to their holdings of ADSs of the series representing the preference shares. The cash amount distributed will be reduced by any amounts that we or the ADR depositary must withhold on account of taxes.

If we make a non-cash distribution in respect of any deposited preference shares of a particular series, the ADR depositary will distribute the property it receives to ADR holders, after deduction or upon payment of any taxes, charges and fees provided for in the deposit agreement, in proportion to their holdings of ADSs of the series representing the preference shares. If a distribution that we make in respect of deposited preference shares of a particular series consists of a dividend in, or free distribution of, preference shares of that series, the ADR depositary may, if we approve, and will, if we request, distribute to ADR holders, in proportion to their holdings of ADSs of the relevant series, additional ADRs evidencing an aggregate number of ADSs of that series representing the amount of preference shares received as such dividend or free distribution. If the ADR depositary does not distribute additional ADRs, each ADS of that series will from then forward also represent the additional preference shares of the corresponding series distributed in respect of the deposited preference shares before the dividend or free distribution.

If the ADR depositary determines that any distribution of property, other than cash or preference shares of a particular series, cannot be made proportionately among ADR holders or if for any other reason, including any requirement that we or the ADR depositary withhold an amount on account of taxes or other governmental charges, the ADR depositary deems that such a distribution is not feasible, the ADR depositary may dispose of all or part of the property in any manner, including by public or private sale, that it deems equitable and practicable. The ADR depositary will then distribute the net proceeds of any such sale (net of any fees and expenses of the ADR depositary provided for in the deposit agreement) to ADR holders as in the case of a distribution received in cash.

Redemption of ADSs

If we redeem any preference shares of a particular series that are represented by ADSs, the ADR depositary will redeem, from the amounts that it receives from the redemption of deposited preference shares of that series, a number of ADSs of the series representing those preference shares which corresponds to the number of deposited preference shares of that series. The ADS redemption price will correspond to the redemption price per preference share payable with respect to the redeemed preference shares. If we do not redeem all of the outstanding preference shares of a particular series, the ADR depositary will select the ADSs of the corresponding series to be redeemed, either by lot or pro rata to the number of preference shares represented.

We must give notice of redemption in respect of the preference shares of a particular series that are represented by ADSs to the ADR depositary not less than 30 days before the redemption date. The ADR depositary will promptly deliver the notice to all holders of ADRs of the corresponding series.

Record Date

Whenever any dividend or other distribution becomes payable or shall be made in respect of preference shares of a particular series, or any preference shares of a particular series are to be redeemed, or the ADR depositary receives notice of any meeting at which holders of preference shares of a particular series are entitled to vote, the ADR depositary will fix a record date for the determination of the ADR holders who are entitled to receive the dividend, distribution, amount in respect of redemption of ADSs of the corresponding series, or the net proceeds of their sale, or to give instructions for the exercise of voting rights at the meeting, subject to the provisions of the deposit agreement. This record date will be as near as practicable to the corresponding record date for the underlying preference share.

Voting of the Underlying Deposited Securities

When the ADR depositary receives notice of any meeting or solicitation of consents or proxies of holders of preference shares of a particular series, it will, at our written request and as soon as practicable thereafter, mail to the record holders of ADRs a notice including:

•	the information contained in the notice of meeting;

•

a statement that the record holders of ADRs at the close of business on a specified record date will be entitled, subject to any applicable provision of Irish law, to instruct the ADR depositary as to the exercise of any voting rights pertaining to the preference shares of the series represented by their ADSs; and

•

a brief explanation of how they may give instructions, including an express indication that they may instruct the ADR depositary to give a discretionary proxy to designated member or members of our board of directors if no such instruction is received.

The ADR depositary has agreed that it will endeavor, in so far as practical, to vote or cause to be voted the preference shares in accordance with any written non-discretionary instructions of record holders of ADRs that it receives on or before the record date set by the ADR depositary. The ADR depositary will not vote the preference shares except in accordance with such instructions or deemed instructions.

If the ADR depositary does not receive instructions from any ADR holder on or before the date the ADR depositary establishes for this purpose, the ADR depositary will deem such holder to have directed the ADR depositary to give a discretionary proxy to a designated member or members of our board of directors. However, the ADR depositary will not give a discretionary proxy to a designated member or members of our board of directors with respect to any matter as to which we inform the ADR depositary that:

•	we do not wish the proxy to be given;

•	substantial opposition exists; or

•	the rights of holders of the preference shares may be materially affected.

Holders of ADRs evidencing ADSs will not be entitled to vote shares of the corresponding series of preference shares directly.

Inspection of Transfer Books

The ADR depositary will, at its corporate trust office in New York City, keep books for the registration and transfer of ADRs. These books will be open for inspection by ADR holders at all reasonable times. However, this inspection may not be for the purpose of communicating with ADR holders in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.

Reports and Notices

We will furnish the ADR depositary with our annual reports as described under “Where You Can Find More Information.” The ADR depositary will make available at its corporate trust office in New York City, for any ADR holder to inspect, any reports and communications received from us that are both received by the ADR depositary as holder of preference shares and made generally available by us to the holders of those preference shares. This includes our annual report and accounts. Upon written request, the ADR depositary will mail copies of those reports to ADR holders as provided in the deposit agreement.

On or before the first date on which we give notice, by publication or otherwise, of:

•	any meeting of holders of preference shares of a particular series;

•	any adjourned meeting of holders of preference shares of a particular series; or

•	the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of, preference shares of a particular series we have agreed to transmit to the ADR depositary and the custodian a copy of the notice in the form given or to be given to holders of the preference shares. If requested in writing by us, the ADR depositary will, at our expense, arrange for the prompt transmittal or mailing of such notices, and any other reports or communications made generally available to holders of the preference shares, to all holders of ADRs evidencing ADSs of the corresponding series.

Amendment and Termination of the Deposit Agreement

The form of the ADRs evidencing ADSs of a particular series and any provisions of the deposit agreement relating to those ADRs may at any time and from time to time be amended by agreement between us and the ADR depositary, without the consent of holders of ADRs, in any respect which we may deem necessary or advisable. Any amendment that imposes or increases any fees or charges, other than taxes and other governmental charges, registration fees, transmission costs, delivery costs or other such expenses, or that otherwise prejudices any substantial existing right of holders of outstanding ADRs evidencing ADSs of a particular series, will not take effect as to any ADRs until 30 days after notice of the amendment has been given to the record holders of those ADRs. Every holder of any ADR at the time an amendment becomes effective, if it has been given notice, will be deemed by continuing to hold the ADR to consent and agree to the amendment and to be bound by the deposit agreement or the ADR as amended. No amendment may impair the right of any holder of ADRs to surrender ADRs and receive in return the preference shares of the corresponding series represented by the ADSs.

Whenever we direct, the ADR depositary has agreed to terminate the deposit agreement as to ADRs evidencing ADSs of a particular series by mailing a termination notice to the record holders of all ADRs then outstanding at least 30 days before the date fixed in the notice of termination. The ADR depositary may likewise terminate the deposit agreement as to ADRs evidencing ADSs of a particular series by mailing a termination notice to us and the record holders of all ADRs then outstanding if at any time 90 days shall have expired since the ADR depositary delivered a written notice to us of its election to resign and a successor ADR depositary shall not have been appointed and accepted its appointment.

If any ADRs evidencing ADSs of a particular series remain outstanding after the date of any termination, the ADR depositary will then:

•	discontinue the registration of transfers of those ADRs;

•	suspend the distribution of dividends to holders of those ADRs; and

•	not give any further notices or perform any further acts under the deposit agreement, except those listed below, with respect to those ADRs.

The ADR depositary will, however, continue to collect dividends and other distributions pertaining to the preference shares of the corresponding series. It will also continue to sell rights and other property as provided in the deposit agreement and deliver preference shares of the corresponding series, together with any dividends or other distributions received with respect to them and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to it.

At any time after the expiration of six months from the date of termination of the deposit agreement as to ADRs evidencing ADSs of a particular series, the ADR depositary may sell the preference shares of the corresponding series then held. The ADR depositary will then hold uninvested the net proceeds of any such sales, together with any other cash then held by it under the deposit agreement in respect of those ADRs, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs that have not previously been surrendered.

Charges of ADR Depositary

Unless the applicable supplement specifies otherwise, the ADR depositary will charge the party to whom it delivers ADRs against deposits, and the party surrendering ADRs for delivery of preference shares of a particular series or other deposited securities, property and cash, $5.00 for each 100, or fraction of 100, ADSs evidenced by the ADRs issued or surrendered. We will pay all other charges of the ADR depositary and those of any registrar, co-transfer agent and co-registrar under the deposit agreement, but unless the applicable supplement specifies otherwise, we will not pay:

•	taxes, including issue or transfer taxes, Irish stamp duty or Irish stamp duty reserve tax other than that payable on the issue of preference shares to the custodian, and other governmental charges;

•	any applicable share transfer or registration fees on deposits or withdrawals of preference shares;

•

cable, telex, facsimile transmission and delivery charges which the deposit agreement provides are at the expense of the holders of ADRs or persons depositing or withdrawing preference shares of any series; or

•	expenses incurred or paid by the ADR depositary in conversion of foreign currency into U.S. dollars.

You will be responsible for any taxes or other governmental charges payable on your ADRs or on the preference shares underlying your ADRs. The ADR depositary may refuse to transfer your ADRs or allow you to withdraw the preference shares underlying your ADRs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited preference shares underlying your ADRs to pay any taxes owed and you will remain liable for any deficiency. If the ADR depositary sells deposited preference shares, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

General

Neither the ADR depositary nor we will be liable to ADR holders if prevented or forbidden or delayed by any present or future law of any country or by any governmental authority, any present or future provision of our memorandum and articles of association or of the preference shares, or any act of God or war or other circumstances beyond our control in performing our obligations under the deposit agreement. The obligations of us both under the deposit agreement are expressly limited to performing our duties without negligence or bad faith.

If any ADSs of a particular series are listed on one or more stock exchanges in the U.S., the ADR depositary will act as registrar or, at our request or with our approval, appoint a registrar or one or more co-registrars for registration of the ADRs evidencing the ADSs in accordance with any exchange requirements. The ADR depositary may remove the registrars or co-registrars and appoint a substitute(s) if we request it or with our approval.

The ADRs evidencing ADSs of any series are transferable on the books of the ADR depositary or its agent. However, the ADR depositary may close the transfer books as to ADRs evidencing ADSs of a particular series at any time when it deems it expedient to do so in connection with the performance of its duties or at our request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any preference shares of the corresponding series, the ADR depositary or the custodian may require the person presenting the ADR or depositing the preference shares to pay a sum sufficient to reimburse it for any related tax or other governmental charge and any share transfer or registration fee and any applicable fees payable as provided in the deposit agreement. The ADR depositary may withhold any dividends or other distributions, or may sell for the account of the holder any part or all of the preference shares evidenced by the ADR, and may apply those dividends or other distributions or the proceeds of any sale in payment of the tax or other governmental charge. The ADR holder will remain liable for any deficiency.

Any ADR holder may be required from time to time to furnish the ADR depositary or the custodian with proof satisfactory to the ADR depositary of citizenship or residence, exchange control approval, information relating to the registration on our books or those that the registrar maintains for us for the preference shares in registered form of that series, or other information, to execute certificates and to make representations and warranties that the ADR depositary deems necessary or proper. Until those requirements have been satisfied, the ADR depositary may withhold the delivery or registration of transfer of any ADR or the distribution or sale of any dividend or other distribution or proceeds of any sale or distribution or the delivery of any deposited preference shares or other property related to the ADR. The delivery, transfer and surrender of ADRs of any series may be suspended during any period when the transfer books of the ADR depositary are closed or if we or the ADR depositary deem it necessary or advisable.

The deposit agreement and the ADRs are governed by and construed in accordance with the laws of the State of New York.

TAX CONSIDERATIONS

U.S. Taxation

This section describes the material U.S. federal income tax consequences of owning preference shares, ADSs or debt securities. It applies to you only if you are an original purchaser of preference shares, ADSs or debt securities in an offering and you hold your preference shares, ADSs or debt securities as capital assets for tax purposes. This section does not purport to deal with persons in special tax situations, including dealers in securities, financial institutions, regulated investment companies, real estate investment trusts, entities classified as partnerships for U.S. federal income tax purposes, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, persons holding preference shares, ADSs or debt securities as part of a straddle or a hedging or conversion transaction, persons whose functional currency is not the U.S. dollar, persons liable for alternative minimum tax, or persons that actually or constructively own 10% or more of our voting stock.

This section is based on the Internal Revenue Code of 1986, as amended, (the “Code”) its legislative history, existing and proposed regulations, published rulings and court decisions, as well as on the income tax convention between the United States of America and Ireland (the “Treaty”). These laws are subject to change, possibly on a retroactive basis. In addition, assuming that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms, for U.S. federal income tax purposes, if you hold ADRs evidencing ADSs, you will in general be treated as the owner of the preference shares represented by those ADSs. Exchanges of preference shares for ADSs or ADSs for preference shares generally will not be subject to U.S. federal income tax.

If a partnership holds the preference shares, ADSs or debt securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the preference shares, ADSs or debt securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the preference shares, ADSs or debt securities.

You should consult your own tax advisor regarding the U.S. federal, state and local and other tax consequences of owning and disposing of preference shares, ADSs or debt securities in your particular circumstances.

U.S. Holders

This subsection describes the material U.S. federal income tax consequences to a U.S. holder of preference shares, ADSs or debt securities. A U.S. holder is a beneficial owner of a preference share, ADS or debt security that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Taxation of Debt Securities

This subsection deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The U.S. federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue, debt securities that have no maturity date, convertible debt securities, and exchangeable debt securities will be discussed in an applicable supplement. Any unique U.S. federal income tax consequences of acquiring, holding and disposing of certain debt securities with specific features, such as debt securities with respect to which we have the option to reset the interest rate, spread, spread multiplier, or method of calculation, renewable debt securities, currency indexed debt securities (including currency linked debt securities, reverse currency linked debt securities, and multicurrency currency linked debt securities) debt securities linked to commodity prices, equity indices, or other factors, or debt securities with respect to which we have the option to extend the stated maturity of the debt securities, will be discussed in the applicable supplement. Undated Subordinated Debt Securities generally will not be treated as debt for U.S. federal income tax purposes and some Dated Subordinated Debt Securities may not be treated as debt for U.S. federal income tax purposes. The U.S. federal income tax consequences of owning and disposing Undated Subordinated Debt Securities and any Dated Subordinated Debt Securities not treated as debt for U.S. federal income tax purposes will be discussed in an applicable supplement.

Payments of Interest

Payments of interest on a debt security generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. holder’s regular method of tax accounting), provided that the interest is “qualified stated interest”, as defined below under “ – Original Issue Discount – General.”

Original Issue Discount

The following summary is a general discussion of the U.S. federal income tax consequences to U.S. holders of the purchase, ownership and disposition of debt securities issued with original issue discount for U.S. federal income tax purposes. The following summary is based upon final Treasury regulations released by the Internal Revenue Service under the original issue discount provisions of the Code.

General. For U.S. federal income tax purposes, original issue discount is (other than on short-term debt securities, which are discussed below under “– Short Term Debt Securities”) the excess of the stated redemption price at maturity of a debt security over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the debt security’s stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a debt security providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of such debt security). A debt security’s weighted average maturity is the sum of the following amounts determined for each payment on a debt security (other than a payment of qualified stated interest): (i) the number of complete years from the issue date until the payment is made, multiplied by (ii) a fraction, the numerator of which is the amount of the payment and the denominator of which is the debt security’s stated redemption price at maturity. The issue price of each debt security in an issue of debt securities equals the first price at which a substantial amount of such debt securities has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, dealers, or wholesalers). The stated redemption price at maturity of a debt security is the sum of all payments provided by the debt security other than qualified stated interest payments. Qualified stated interest is generally stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, over the entire term of the debt, at a single fixed rate or, subject to certain conditions, based on one or more indices. In addition, if a debt security bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such debt security (e.g., debt securities with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such debt security or any “true” discount on such debt security (i.e., the excess of the debt security’s stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the debt security would be treated as original issue discount rather than qualified stated interest. Notice will be given in the applicable supplement if a particular debt security will bear interest that is not qualified stated interest.

In the case of a debt security issued with de minimis original issue discount, a U.S. holder generally must include such de minimis original issue discount in income as stated principal payments on the debt security are made in proportion to the stated principal amount of the debt security. Any amount of de minimis original issue discount that has been included in income will be treated as capital gain upon the sale, exchange, or retirement of the debt security.

Payments of qualified stated interest on a debt security are taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. holder’s regular method of tax accounting). A U.S. holder of an debt security issued with original issue discount, or a discount debt security, must include original issue discount in income as ordinary interest income for U.S. federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. holder’s regular method of tax accounting. However, a U.S. holder will generally not be required to include separately in income cash payments received on the discount debt security to the extent those payments do not constitute qualified stated interest. In general, the amount of original issue discount included in income by the initial U.S. holder of an discount debt security is the sum of the daily portions of original issue discount with respect to such discount debt security for each day during the taxable year (or portion of the taxable year) in which such U.S. holder held such discount debt security. The daily portion of original issue discount on any discount debt security is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An accrual period may be of any length and may vary in length over the term of the discount debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the discount debt security’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. Original issue discount allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules apply for calculating original issue discount for an initial short accrual period. The adjusted issue price of an discount debt security at the beginning of any accrual period is the issue price of the discount debt security plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the discount debt security that were not qualified stated interest payments. Under these rules, U.S. holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

Acquisition Premium. A U.S. holder that purchases a discount debt security for an amount that is greater than its adjusted issue price as of the purchase date, and less than or equal to the sum of all amounts payable on the discount debt security after the purchase date other than payments of qualified stated interest, will be considered to have purchased the discount debt security at an acquisition premium. Under the acquisition premium rules, the amount of original issue discount which such U.S. holder must include in its gross income with respect to such discount debt security for any taxable year (or portion thereof in which the U.S. holder holds the discount debt security) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

Variable Rate Debt Securities. Under the Treasury regulations, a debt security will generally qualify as a “variable rate debt instrument” if (a) its issue price does not exceed the total noncontingent principal payments due under the debt security by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

A qualified floating rate is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt security is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the Treasury regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the debt security (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the debt security’s issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the Treasury regulations unless such cap or floor is fixed throughout the term of the debt security.

An objective rate is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer’s stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). Other variable interest rates may be treated as objective rates if so designated by the Internal Revenue Service in the future. Despite the foregoing, a variable rate of interest on a debt security will not constitute an objective rate if it is reasonably expected that the average value of the rate during the first half of the debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the debt security’s term.

A qualified inverse floating rate is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

The Treasury regulations also provide that if a debt security provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the debt security’s issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

A qualified floating rate or objective rate in effect at any time during the term of the debt security must be set at a current value of that rate. A current value of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

If a debt security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a variable rate debt instrument under the Treasury regulations and if the interest on such debt security is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the debt security will constitute qualified stated interest and will be taxed accordingly. Thus, a debt security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a “variable rate debt instrument” under the Treasury regulations will generally not be treated as having been issued with original issue discount unless the debt security is issued at a “true” discount (i.e., at a price below the debt security’s stated principal amount) in excess of a specified de minimis amount.

The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a debt security is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the debt security. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

In general, any other debt security that qualifies as a variable rate debt instrument will be converted into an equivalent fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the debt security. The Treasury regulations generally require that such a debt security be converted into an equivalent fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the debt security with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the debt security’s issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the debt security is converted into a fixed rate that reflects the yield that is reasonably expected for the debt security. In the case of a debt security that qualifies as a variable rate debt instrument and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the debt security provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the debt security as of the debt security’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the debt security is then converted into an equivalent fixed rate debt instrument in the manner described above.

Once the debt security is converted into an equivalent fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the equivalent fixed rate debt instrument by applying the general original issue discount rules to the equivalent fixed rate debt instrument and a U.S. holder of the debt security will account for such original issue discount and qualified stated interest as if the U.S. holder held the equivalent fixed rate debt instrument. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the equivalent fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the debt security during the accrual period.

Other Debt Securities. If a debt security does not qualify as a variable rate debt instrument under the Treasury regulations, then the debt security would be treated as a contingent payment debt instrument. The Treasury Department has issued final regulations (the “CPDI Regulations”) concerning the proper U.S. federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a conventional noncontingent payment debt instrument under current U.S. federal income tax law. Specifically, the CPDI Regulations generally require a U.S. holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The proper U.S. federal income tax treatment of debt securities that are treated as contingent payment debt instruments will be more fully described in the applicable supplement.

Certain of the debt securities (i) may be redeemable at our option prior to their stated maturity (a call option) and/or (ii) may be repayable by us at the option of the holder prior to their stated maturity (a put option). Debt securities containing such features may be subject to rules that differ from the general rules discussed above. The special rules applicable to such debt securities, if relevant, will be discussed in the applicable supplement.

Furthermore, any other special U.S. federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of debt securities will be discussed in the applicable supplement.

Election to Treat All Interest as Original Issue Discount. U.S. holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount (as defined below), de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium (as defined below) or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. This election will generally apply only to the debt instrument with respect to which it is made and may be revoked only with the consent of the Internal Revenue Service.

Short-Term Debt Securities. Debt securities that have a fixed maturity of one year or less, or short-term debt securities, will be treated as having been issued with original issue discount. Under the Treasury regulations, all payments (including all stated interest) will be included in the stated redemption price at maturity, and thus, U.S. holders will generally be taxable on the original issue discount in lieu of stated interest. The original issue discount will be equal to the excess of the stated redemption price at maturity over the issue price of a short-term debt security, unless the U.S. holder elects to compute this discount using tax basis instead of issue price. In general, an individual or other cash method U.S. holder is not required to accrue such original issue discount unless the U.S. holder elects to do so. If such an election is not made, any gain recognized by the U.S. holder on the sale, exchange or maturity of the short-term debt instrument will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity. In addition, a U.S. holder that does not elect to include currently accrued discount in income may be required to defer deductions for a portion of the U.S. holder’s interest expense with respect to any indebtedness incurred or continued to purchase or carry such debt securities. U.S. holders who report income for U.S. federal income tax purposes under the accrual method, and certain other holders, are required to accrue original issue discount on a short-term debt security on a straight-line basis unless an election is made to accrue the discount under a constant yield method (based on daily compounding).

Market Discount

If a U.S. holder purchases a debt security, other than an discount debt security or a short-term debt security, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an discount debt security, for an amount that is less than its revised issue price as of the purchase date, such U.S. holder will be treated as having purchased such debt security at a market discount, unless such market discount is less than a specified de minimis amount. For this purpose, the revised issue price of a Debt security generally equals its issue price, increased by the amount of any original issue discount that has accrued on the debt security and decreased by the amount of any payments previously made on the debt security that were not qualified stated interest payments.

Under the market discount rules, a U.S. holder will be required to treat any principal payment (or, in the case of an discount debt security, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such debt security at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt security, unless the U.S. holder elects to accrue market discount under a constant yield method.

A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a debt security with market discount until the maturity of the debt security or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. holder may elect to include market discount in income currently as it accrues (under either a ratable or a constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the debt security and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest income for U.S. federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. holder at a market discount on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service.

Premium

If a U.S. holder purchases a debt security for an amount that is greater than the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest, such U.S. holder will be considered to have purchased the debt security with amortizable bond premium equal in amount to such excess and will not be required to include any original issue discount in income. In the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that (i) the holder will exercise or not exercise options in a manner that maximizes the holder’s yield and (ii) the issuer will exercise or not exercise options in a manner that minimizes the holder’s yield, except with respect to call options for which the issuer is assumed to exercise such call options in a manner that maximizes the holder’s yield. A U.S. holder may elect to amortize such premium using a constant yield method over the remaining term of the debt security and may offset interest otherwise required to be included in respect of the debt security during any taxable year by the amortized amount of such excess for the taxable year. Bond premium on a debt security held by a U.S. holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the debt security. However, if the debt security may be optionally redeemed after the U.S. holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the debt security. Any election to amortize bond premium applies to all taxable debt instruments held by the U.S. holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service.

Disposition of a Debt Security

Except as discussed above, upon the sale, exchange or retirement of a debt security, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid qualified stated interest, which will be taxable as such) and such U.S. holder’s adjusted tax basis in the debt security. A U.S. holder’s adjusted tax basis in a debt security generally will equal such U.S. holder’s initial investment in the debt security increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such debt security. Except with respect to short-term debt securities or debt securities subject to the CPDI Regulations as described above, with respect to gain or loss attributable to changes in exchange rates as described below, or with respect to market discount described above, such gain or loss will be capital gain or loss, will be U.S. source and will be long-term capital gain or loss if the debt security was held for more than one year by the U.S. holder at the time of such sale, exchange or retirement. Non-corporate U.S. holders are subject to reduced maximum rates of taxation on long-term capital gain and are generally subject to tax at ordinary income rates on short-term capital gain. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

Debt Securities Denominated or on which Interest is Payable in a Foreign Currency

As used herein, “Foreign Currency” means a currency other than U.S. dollars.

Payments of Interest in a Foreign Currency - Cash Method. A U.S. holder who uses the cash method of accounting for U.S. federal income tax purposes and who receives a payment of interest on a debt security (other than original issue discount or market discount) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined at the spot rate on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. holder’s tax basis in such Foreign Currency. No exchange gain or loss will be recognized with respect to the receipt of such payment.

Payments of Interest in a Foreign Currency - Accrual Method. A U.S. holder who uses the accrual method of accounting for U.S. federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a debt security during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the spot rate on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. holder may translate such interest using the spot rate on the date of receipt. The above election will apply to all debt obligations held by the U.S. holder and may not be changed without the consent of the Internal Revenue Service. A U.S. holder should consult a tax advisor before making the above election. A U.S. holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined at the spot rate on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

Purchase, Sale and Retirement of Debt Securities. A U.S. holder who purchases a debt security with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. holder’s tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the debt security, determined on the date of purchase.

For purposes of determining the amount of any gain or loss recognized by a U.S. holder on the sale, exchange, retirement or other disposition of a debt security that is denominated in a Foreign Currency, the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the debt security is disposed of. Subject to the discussion below, such gain or loss will generally be capital gain or loss as discussed in “U.S. holders – Disposition of a Debt Security.” To the extent the amount realized upon the disposition of a debt security represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in “– Payments of Interest in a Foreign Currency” above. In the case of a debt security that is denominated in Foreign Currency and is traded on an established securities market as defined in applicable Treasury regulations, a cash basis U.S. holder (or an accrual basis U.S. holder that so elects) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. Such an election by an accrual basis U.S. holder must be applied consistently from year to year and cannot be revoked without the consent of the Internal Revenue Service. A U.S. holder’s adjusted tax basis in a debt security will equal the cost of the debt security to such holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such debt security and reduced by any amortized premium and any payments other than qualified stated interest received by the holder. A U.S. holder’s tax basis in a debt security, and the amount of any subsequent adjustments to such holder’s tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for such debt security, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

Gain or loss realized upon the sale, exchange or retirement of a debt security that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Such gain or loss generally will be U.S. source gain or loss. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the debt security, generally determined on the date such payment is received or the debt security is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the debt security, determined on the date the U.S. holder acquired the debt security. Such Foreign Currency exchange gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. holder on the sale, exchange or retirement of the debt security.

Original Issue Discount. In the case of an discount debt security or short-term debt security, (i) original issue discount is computed in the Foreign Currency, (ii) accrued original issue discount is translated into U.S. dollars as described in “– Payments of Interest in a Foreign Currency - Accrual Method” above and (iii) the amount of Foreign Currency exchange gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above. For these purposes, all receipts on a debt security will be viewed first, as the receipt of any qualified stated interest payments called for under the terms of the debt security; second, as receipts of previously accrued original issue discount (to the extent thereof), with payments considered made for the earliest accrual periods first; and third, as the receipt of principal.

Market Discount and Premium. In the case of a debt security with market discount, (i) market discount is computed in the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the debt security (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the spot rate on the date of such partial principal payment or disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a U.S. holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the debt security in the manner described in “– Payments of Interest in a Foreign Currency – Accrual Method” above with respect to computation of exchange gain or loss on accrued interest.

With respect to a debt security acquired with amortizable bond premium, if an election is made to amortize the premium, such premium is computed in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. A U.S. holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the debt security. A U.S. holder that does not elect to amortize bond premium will translate the bond premium, computed in the applicable Foreign Currency, into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

Exchange of Foreign Currencies. A U.S. holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a debt security equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. As discussed above, if the debt securities are traded on an established securities market, a cash basis U.S. holder (or an accrual basis U.S. holder that so elects) will determine the U.S. dollar value of the Foreign Currency by translating the Foreign Currency received at the spot rate of exchange on the settlement date of the sale, exchange or retirement. Such an election by an accrual basis U.S. holder must be applied consistently from year to year and cannot be revoked without the consent of the Internal Revenue Service. Accordingly, a U.S. holder’s basis in the Foreign Currency received would be equal to the U.S. dollar value of the Foreign Currency at the spot rate of exchange on the settlement date. Any gain or loss realized by a U.S. holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase debt securities) will be ordinary income or loss and will generally be U.S. source income or loss.

Tax Return Disclosure Regulations

Pursuant to Treasury regulations, any taxpayer that has participated in a reportable transaction and that is required to file a U.S. federal income tax return must generally attach a disclosure statement disclosing such taxpayer’s participation in the reportable transaction to the taxpayer’s tax return for each taxable year for which the taxpayer participates in the reportable transaction. A penalty in the amount of $10,000 in the case of a natural person and $50,000 in any other case is imposed on any taxpayer that fails to file a reportable transaction disclosure statement. The Treasury regulations provide that, in addition to certain other transactions, a loss transaction constitutes a reportable transaction. A loss transaction is any transaction resulting in the taxpayer claiming a loss under Section 165 of the Code in an amount equal to or in excess of certain threshold amounts. The Treasury regulations specifically provide that a loss resulting from a Section 988 transaction (as defined in Section 988(c)(l) of the Code relating to foreign currency transactions) will constitute a Section 165 loss. In the case of individuals or trusts, whether or not the loss flows through from an S corporation or partnership, if the loss arises with respect to a Section 988 transaction, the applicable threshold amount is $50,000 in any single taxable year. Higher threshold amounts apply depending upon the taxpayer’s status as a corporation, partnership, or S corporation, as well as certain other factors. It is important to note, however, that the Treasury regulations provide that the fact that a transaction is a reportable transaction shall not affect the legal determination of whether the taxpayer’s treatment of the transaction is proper. Holders should consult their own tax advisors concerning the potential application of theses Treasury regulations to the debt securities.

Taxation of Preference Shares and ADSs

Dividends. Under the U.S. federal income tax laws, if you are a U.S. holder, the gross amount of any dividend paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation. Subject to the discussion below under the heading “Passive Foreign Investment Company Considerations,” if you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the shares or ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (or, if the dividend is attributable to a period or periods aggregating over 366 days, provided that you hold the preference shares or ADSs for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date) and meet certain other holding period requirements. Dividends we pay with respect to the shares or ADSs generally will be qualified dividend income. The dividend is ordinary income that you must include in income when you, in the case of preference shares, or the ADR depositary, in the case of ADSs, receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the preference shares or ADSs and thereafter as capital gain.

Capital Gains. Subject to the discussion below under the heading “Passive Foreign Investment Company Considerations,” if you are a U.S. holder and you sell or otherwise dispose of your preference shares or ADSs, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount that you realize and your tax basis in your preference shares or ADSs. Capital gain of a noncorporate U.S. holder that is recognized before January 1, 2011 will generally be long term capital gain taxed at a maximum rate of 15% if the holder has held the preference shares or ADSs for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Passive Foreign Investment Company Considerations

Based upon certain look-through rules applicable to related parties and proposed Treasury regulations which are not yet in effect but are proposed to become effective for taxable years beginning after December 31, 1994, we believe that we were not a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes in our most recent taxable year and do not expect to be considered a PFIC in the foreseeable future.

However, because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year. If we were treated as a PFIC for any taxable year during which a U.S. holder held preference shares or ADSs, certain materially adverse U.S. tax consequences could apply to the U.S. holder which may be mitigated if the holder makes certain U.S. federal income tax elections.

If a U.S. holder owns preference securities or ADSs during any year in which we are a PFIC, the holder must file an IRS Form 8621. In addition, if we were a PFIC for a taxable year in which we pay a dividend or for the prior taxable year, the favorable tax rates discussed above with respect to dividends paid to certain noncorporate U.S. holders would not apply.

Non U.S. Holders

This subsection describes the tax consequences to a non U.S. holder of owning and disposing of debt securities, preference shares or ADSs. Undated Subordinated Debt Securities generally will not be treated as debt for U.S. federal income tax purposes and some Dated Subordinated Debt Securities may not be treated as debt for U.S. federal income tax purposes. The U.S. federal income tax consequences of owning and disposing Undated Subordinated Debt Securities and any Dated Subordinated Debt Securities not treated as debt for U.S. federal income tax purposes will be discussed in an applicable supplement. You are a non U.S. holder if you are a beneficial owner of a debt security, preference share or ADS and you are not a U.S. holder for federal income tax purposes as defined above.

If you are a U.S. holder, this subsection does not apply to you.

Subject to the discussion of backup withholding below and provided that interest is not effectively connected with a non-U.S. holder’s conduct of a trade or business (and, if an income tax treaty applies, is not attributable to such non-U.S. holder’s “permanent establishment” or fixed base in the United States), interest on a debt security is currently exempt from U.S. federal income taxes, including withholding taxes, if paid to a non-U.S. holder.

Subject to the discussion of backup withholding below, and provided that dividends paid in respect of preference shares or ADSs are not effectively connected with a non-U.S. holder’s conduct of a trade or business (and, if an income tax treaty applies, are not attributable to such non-U.S. holder’s “permanent establishment” or fixed base in the United States), such dividends on a preference shares or ADSs are currently exempt from U.S. federal income taxes, including withholding taxes, if paid to a non-U.S. holder.

In addition, subject to the discussion of backup withholding below, a non-U.S. holder will not be subject to U.S. federal income tax on any gain recognized on the sale or exchange of a debt security, preference share or ADS, provided that such gain is not effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, if an income tax treaty applies, is not attributable to such non-U.S. holder’s “permanent establishment” or fixed base in the United States) and, in the case of a non-U.S. holder who is an individual, such holder is not present in the United States for a total of 183 days or more during the taxable year in which such gain is realized and certain other conditions are met.

Interest or dividends received and any gain recognized by a non-U.S. holder on the sale or exchange of a debt security, preference share or ADS that is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to such non-U.S. holder’s “permanent establishment” or fixed base in the United States), generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A corporate non-U.S. holder also may be subject to a 30% “branch profits tax,” unless it qualifies for a lower rate under an applicable income tax treaty.

Information Reporting and Backup Withholding

Backup withholding and certain information reporting requirements may apply to payments of principal and interest on a debt security and payments of dividends or other taxable distributions with respect to a preference share or ADS made to certain non-corporate holders if such payments are made or are considered made in the United States (including payments on debt securities, preference shares or ADSs made by wire transfer from outside the United States to an account maintained by the holder with the paying agent in the United States). If such payments are considered to have been made in the United States, non-U.S. holders are generally exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax) but may be required to comply with certification and identification procedures in order to prove their exemption from these requirements. Similar rules requiring reporting through a U.S. branch of a broker and information reporting (but not backup withholding) will apply to a non-U.S. holder who sells a debt security through (a) a non-U.S. branch of a U.S. broker, or (b) a non-U.S. office of a broker that is (i) a controlled foreign corporation for U.S. tax purposes, (ii) a person 50% or more of whose income is effectively connected with a U.S. trade or business for a specified period, or (iii) a foreign partnership in which one or more of its partners are “U.S. Persons,” as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or a foreign partnership engaged in a U.S. trade or business, in either case unless the holder proves an exemption from the requirement.

Irish Taxation

The following discussion is a summary of certain material Irish tax considerations relating to the acquisition, holding and disposition of debt securities or ADRs issued by the Bank. The discussion is based on Irish law and revenue practice in effect on the date of this prospectus, relates only to the position of persons who are the absolute beneficial owners of their debt securities or ADRs and is for general information only. It does not constitute taxation or legal advice.

In particular the discussion does not address the tax consequences for certain classes of person such as dealers and does not necessarily apply where the income is deemed for tax purposes to be the income of any other person. The discussion does not deal with convertible securities. As preference shares will only be issued directly to investors in unusual circumstances, the tax consequences of acquiring, holding and disposing of preference shares or converting preference shares into ADRs (and vice versa) are not dealt with in this discussion. The discussion does not deal with the Irish tax consequences for any Irish tax resident persons (or any persons carry on a trade in Ireland through a branch or agency) of acquiring, holding and disposing of debt securities or ADRs. The discussion assumes that debt securities will not be quoted or listed on a stock exchange.

Prospective investors in debt securities, preference shares or ADRs are urged to consult their tax advisers regarding the applicable tax consequences of acquiring, holding and disposing of debt securities, preference shares or ADRs based on their particular circumstances.

Debt Securities

Withholding tax on interest

Subject to the Deposit Interest Retention Tax (“DIRT”) rules (set out in “— Deposit interest retention tax” below), all payments of principal and interest on the debt securities may be paid by the Bank without withholding or deduction for or on account of Irish income tax in circumstances where:

(a)	the debt securities carry a right to interest which is not yearly interest; or

(b)	interest on the debt securities is paid by the Bank in the ordinary course of the Bank carrying on its bona fide banking business in Ireland; or

(c)	other specific exemptions (such as the commercial paper exemption or the certificate of deposit exemption outlined under “— Debt Securities — Deposit interest retention tax” below) from interest withholding tax apply.

The Bank intends that interest on any debt securities will be paid by the Bank in the ordinary course of the Bank carrying on its bona fide banking business in Ireland and hence will be exempt from Irish interest withholding tax.

If no exemption from interest withholding tax applies then yearly interest will be paid under deduction of income tax at the standard rate (currently 20%) subject to any direction to the contrary from the Irish Revenue Commissioners in respect of such relief as may be available pursuant to the provisions of any applicable double taxation treaty.

Deposit interest retention tax

DIRT is a form of withholding tax that applies to interest paid by financial institutions such as the Bank. The rate of DIRT corresponds in most cases to the standard rate of income tax (currently 20%). However, an additional 3% (currently 23%) can apply where interest is not payable annually or at more frequent intervals.

Where the exemptions referred to in paragraphs (A) and (B) immediately below do not apply then interest/discount or premium on debt securities will be liable to DIRT unless the beneficial owner is a non resident and the appropriate declaration of non residence in the required format has been completed and provided to the Bank in advance of each payment.

(A)	Commercial paper exemption and certificate of deposit exemption from DIRT

DIRT will not apply to interest, discount or premium on debt securities which qualify for the commercial paper exemption or the certificate of deposit exemption as outlined below.

For the purpose of the commercial paper exemption, “commercial paper” is a debt security denominated in an amount of not less than €500,000 or US$500,000 (or another currency equivalent to €500,000 as defined in Section 246A Taxes Consolidation Act 1997 (as amended) (“TCA”)) in physical or electronic form which recognises an obligation to pay a stated amount, carries a right to interest or is issued at a premium or discount, and matures within 2 years.

For the purpose of the certificate of deposit exemption, “certificate of deposit” is a debt security denominated in an amount of not less than €500,000 or US$500,000 (or another currency equivalent to €500,000 as defined in Section 246A TCA) in physical or electronic form which recognises an obligation to pay a stated amount to bearer or to order, with or without interest and;

(a)	in the case of debt securities held in physical form, by the delivery of which, with or without endorsement, the right to receive the stated amount is transferable, or

(b)	in the case of debt securities held in electronic form, in respect of which the right to receive the stated amount is transferable.

Conditions for exemption

So long as any debt security constitutes commercial paper or a certificate of deposit (as outlined above) it shall be exempt from DIRT in the following circumstances:

(a)	if the person by whom or through whom the payment is made is not an Irish resident person and the payment is not made by or through an Irish branch or agency of a non-Irish resident company through which it carries on a trade or business in Ireland and the debt security is held in a “recognised clearing system” (within the meaning of Section 246A TCA), which includes DTC, Euroclear, Clearstream Banking SA and Clearstream Banking AG; or

(b)	if the person by whom or through whom the payment is made is an Irish resident person or if the payment is made by or through an Irish branch or agency of a non-Irish resident company through which it carries a trade or business in Ireland and either:

(i)	the debt security is held in a “recognised clearing system” (see above); or

(ii)	the person who is beneficially entitled to the interest is Irish resident and has provided their Irish tax registration number to the Bank or paying agent in advance of the payment; or

(iii)	the person who is the beneficial owner of the debt security and who is beneficially entitled to the interest is not Irish resident and has provided the

Bank or paying agent with a completed non resident declaration in the approved format in advance of the payment.

(B)	Revenue practice regarding a medium term debt securities exemption from DIRT

By virtue of Irish Revenue Commissioners practice, interest, discount or premium paid on debt securities can also qualify for exemption from DIRT in circumstances where:

(a)	the Bank does not sell the debt securities to Irish residents and does not offer the debt securities for sale in Ireland;

(b)	Dealers as a matter of contract undertake to the Bank that their action in any jurisdiction will comply with applicable laws and regulations and that they will not knowingly make primary sales (or knowingly offer to do so, or distribute any material in that connection in Ireland) to any Irish residents or persons;

(c)	the prospectus includes wording to the effect that each Dealer has confirmed that, with respect to the debt securities, it will not knowingly offer to sell the debt securities to an Irish resident, or to persons whose usual place of abode is Ireland and that it will not knowingly distribute or cause to be distributed in Ireland any offering material in connection with such debt securities;

(d)	the debt securities are cleared through a “recognised clearing system”; and

(e)	the debt securities are denominated in amounts of not less than £300,000 sterling or its equivalent.

Provisions ensuring compliance with the Irish Revenue Commissioners practice outlined above have been included in the relevant documentation in order to ensure that no DIRT will apply to payments of interest, discount or premium on medium term debt securities issued by the Bank.

Income tax

Interest, discount or premium on debt securities may have an Irish source and consequently may be chargeable to Irish income tax or corporation tax, as the case may be. However, under Irish domestic law, such income will not be chargeable to Irish income or corporation tax in the hands of a company that (i) is resident for tax purposes in an EU Member State other than Ireland and is not resident in Ireland or (ii) is resident for the purposes of the relevant double tax treaty in a territory with which Ireland has a double taxation treaty and that is not resident in Ireland, and in either case the interest is paid by the Bank in the ordinary course of its trade or business. This exemption will not apply if that person is chargeable to Irish corporation tax on the income of an Irish branch or agency to which the interest is attributable.

A liability to Irish income tax may also be reduced or eliminated under the terms of Ireland’s double taxation agreements.

In addition, the Irish Revenue Commissioners generally do not seek to assess such interest, discount or premium on debt securities to Irish tax in the hands of persons who are neither resident nor ordinarily resident in Ireland, except where such persons:

(a)	are chargeable in the name of a person (including a trustee) or in the name of an agent or a branch in Ireland which has the management or control of the interest, discount or premium; or

(b)	seek to claim relief and/or repayment of tax deducted at source in respect of taxed income from Irish sources; or

(c)	are chargeable to Irish corporation tax on the income of an Irish branch or agency or to Irish income tax on the profits of a trade or business carried on in Ireland to which the interest, discount or premium is attributable.

The Bank is not aware of any change or intended change in this practice of the Irish Revenue Commissioners. However, there can be no assurance that this practice will continue to apply.

Capital Gains Tax

A holder of debt securities will not be subject to Irish taxes on capital gains provided that such holder of debt securities is neither resident nor ordinarily resident in Ireland and such holder of debt securities does not have an enterprise, or an interest in an enterprise, which carries on business in Ireland through a branch or agency or a permanent representative to which or to whom the debt securities are or were attributable.

Capital Acquisitions Tax

Where a gift or inheritance is taken under a disposition and the date of the disposition is on or after December 1, 1999, gifts or bequests of debt securities may be liable to Irish capital acquisitions tax if the disponer or the beneficiary is resident or ordinarily resident in Ireland for Irish tax purposes or if the debt securities which are the subject of the disposition are regarded as property situate in Ireland. Different rules apply where the gift or inheritance is taken under a disposition where the date of the disposition is before December 1, 1999.

Stamp Duty

The issue of debt securities will not give rise to a charge to Irish stamp duty.

The transfer of debt securities will not give rise to a charge to Irish stamp duty where the debt securities meet all of the following conditions:

(a)	they do not carry a right of conversion into stocks or marketable securities (other than loan capital) of a company having a register in Ireland or into loan capital having such a right,

(b)	they do not carry rights of the same kind as shares in the capital of a company, including rights such as voting rights, a share in the profits or a share in the surplus on liquidation,

(c)	they are issued for a price which is not less than ninety per cent of their nominal value, and

(d)	they do not carry a right to a sum in respect of repayment or interest which is related to certain movements in an index or indices (based wholly or partly and directly or indirectly on stocks or marketable securities) specified in any instrument or other document relating to the debt securities.

The transfer of debt securities will not give rise to a charge to Irish stamp duty where the debt securities are transferred solely by delivery.

Where no exemption applies, the transfer of debt securities will give rise to a charge to Irish stamp duty at the rate of one per cent. of the higher of the market value or the consideration paid.

The Revenue Commissioners have confirmed to the Bank that transfers of debt securities effected by means of a transfer of an equitable interest in the debt securities through the electronic trading system run by DTC in the United States will, as a concession, be treated as being exempt from a charge to Irish stamp duty.

Reporting

Persons in Ireland paying interest to or receiving interest on behalf of another person may be required to provide certain information to the Irish Revenue regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries.

ADRs

Withholding tax on dividends

As explained above, an ADR is a certificate evidencing a specific number of ADSs of a specific series, each of which will represent preference shares of a corresponding series.

Distributions paid by the Bank in respect of preference shares (and hence ADRs) are generally subject to Irish dividend withholding tax (“DWT”), which currently applies at the rate of 20%.

However, certain investors who invest in ADRs can avail of a simplified procedure to allow for the receipt of dividend income without the deduction of DWT. The procedure is that a Qualifying Intermediary (QI) with appropriate provisions in its QI agreement with the Irish Revenue Commissioners, such as The Bank of New York, is allowed to receive and pass on the dividend from the Bank gross to any person on whose behalf it is to receive such distributions, or on whose behalf it is to receive from another QI payments representing such distributions, provided the address of the person beneficially entitled to the distributions is recorded on the QI register of depositary receipts as being located in the United States.

Where the ADRs are in turn held through one or more specified intermediaries (as defined in Section 172F TCA), dividends may still be paid without DWT provided the address of the beneficial owner of the ADRs, as shown in the register of the ultimate specified intermediary, is located in the United States.

This means that in the case of ADRs, exemption from DWT can be granted on the basis that the share register address of the person beneficially entitled to the distributions is in the United States. No specific declarations of exemption have to be completed by the ADR holder in these cases.

This simplified procedure for exemption from DWT may cease to apply, for example, where an SI ceases to be recognized as an SI by the Revenue Commissioners, The Bank of New York ceases to be authorized to act as a QI or investors cease to hold their preference shares in the form of ADRs.

Where the QI exemption explained above does not apply, then a charge to Irish DWT may apply. However, there are various other exemptions which may be available to non-Irish resident beneficial owners of ADRs who meet the conditions set out in Section 172D TCA (which are similar to the conditions summarized in paragraphs (a) to (f) of “— Income tax on dividends” below) who provide a certified non-resident declaration in a format approved by the Irish Revenue Commissioners. Certain ADR holders may be entitled to apply for a refund of DWT under a relevant double tax treaty with Ireland.

Income tax on dividends

Dividends paid by the Bank in respect of ADRs to a qualifying non-resident person (within the meaning of Section 153 TCA) will not be liable to Irish income tax. Otherwise a liability to Irish tax (currently at the rate of 20%) could arise unless reduced under the terms of a double taxation agreement.

The term “qualifying non-resident person” can be summarized as meaning-

(a)	a person other than a company who is neither resident nor ordinarily resident in Ireland and is, by virtue of the law of a relevant territory (a relevant territory being an EU member state (other than Ireland) or not being an EU member state, a territory with which Ireland has a double taxation agreement), resident for the purposes of tax in the relevant territory;

(b)	a company which is not resident in Ireland and is, by virtue of the law of a relevant territory, resident for the purposes of tax in the relevant territory but is not under the direct or indirect control of a person or persons who is or are resident in Ireland;

(c)	a company which is not resident in Ireland and is under the direct or indirect control of a person or persons who, by virtue of the law of a relevant territory, is or are resident for the purposes of tax in a relevant territory and who is or are not under the direct or indirect control of a person or persons who are not so resident;

(d)	a company which is not resident in Ireland, the principal class of shares of which is substantially and regularly traded on one or more recognized stock exchanges in a relevant territory or territories or on such other stock exchange as may be approved by the Irish Minister for Finance;

(e)	a company which is a 75% subsidiary (as defined in TCA) of another company and that other company meets the conditions set out in (d) above; or

(f)	a company which is wholly-owned by two or more companies, and each of those companies meets the conditions set out in (d) above.

For the purpose of paragraphs (a) to (f), “tax” means a tax imposed in the relevant territory which corresponds to Irish income or corporation tax, generally speaking, being a tax on income or profits.

Capital Gains Tax

A holder of ADRs will not be subject to Irish taxes on capital gains provided that such holder of ADRs is neither resident nor ordinarily resident in Ireland and such holder of ADRs does not have an enterprise, or an interest in an enterprise, which carries on business in Ireland through a branch or agency or a permanent representative to which or to whom the ADRs are or were attributable.

Capital Acquisitions Tax

Where a gift or inheritance is taken under a disposition and the date of the disposition is on or after December 1, 1999, gifts or bequests of ADRs may be liable to Irish capital acquisitions tax if the disponer or the beneficiary is resident or ordinarily resident in Ireland for Irish tax purposes or if the ADRs which are the subject of the disposition are regarded as property situate in Ireland. Different rules apply where the gift or inheritance is taken under a disposition where the date of the disposition is before December 1, 1999.

Stamp Duty

No Irish stamp duty is payable on transfers of or agreements to transfer ADRs, where the ADRs (or the underlying securities which they represent) are dealt in on a recognized stock exchange in the United States.

PLAN OF DISTRIBUTION

Initial Offering and Issue of Securities

We may issue all or part of the securities from time to time, on terms determined at that time, through underwriters, dealers and/or agents, directly to purchasers or through a combination of any of these methods. We will set forth in the applicable supplement:

•	the terms of the offering of the securities;

•	the names of any underwriters, dealers or agents involved in the sale of the securities;

•	the principal amounts of securities any underwriters will subscribe for;

•	any applicable underwriting commissions or discounts; and

•	our net proceeds.

If we use underwriters in the issue, they will acquire the securities for their own account and they may effect distribution of the securities from time to time in one or more transactions. These transactions may be at a fixed price or prices, which they may change, or at prevailing market prices, or related to prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or underwriters without a syndicate. Unless the applicable supplement specifies otherwise, the underwriters’ obligations to subscribe for the securities will depend on certain conditions being satisfied. If the conditions are satisfied the underwriters will be obligated to subscribe for all of the securities of the series, if they subscribe for any of them. The initial public offering price of any securities and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

If we use dealers in the issue, unless the applicable supplement specifies otherwise, we will issue the securities to the dealers as principals. The dealers may then sell the securities to the public at varying prices that the dealers will determine at the time of sale.

We may also issue securities through agents we designate from time to time, or we may issue securities directly. The applicable supplement will name any agent involved in the offering and issue of the securities, and will also set forth any commissions that we will pay. Unless the applicable supplement indicates otherwise, any agent will be acting on a best efforts basis for the period of its appointment. Agents through whom we issue securities may enter into arrangements with other institutions with respect to the distribution of the securities, and those institutions may share in the commissions, discounts or other compensation received by our agents, may be compensated separately and may also receive commissions from the purchasers for whom they may act as agents.

In connection with the issue of securities, underwriters may receive compensation from us or from subscribers of securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters. Dealers may also receive commissions from the subscribers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the sale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The applicable supplement will identify any underwriter or agent, and describe any compensation that we provide.

If the applicable supplement so indicates, we will authorize underwriters, dealers or agents to solicit offers to subscribe the securities from institutional investors. In this case, the applicable supplement will also indicate on what date payment and delivery will be made. There may be a minimum amount which an institutional investor may subscribe, or a minimum portion of the aggregate principal amount of the securities which may be issued by this type of arrangement. Institutional investors may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and any other institutions we may approve. The subscribers’ obligations under delayed delivery and payment arrangements will not be subject to any conditions; however, the institutional investors’ subscription of particular securities must not at the time of delivery be prohibited under the laws of any relevant jurisdiction in respect, either of the validity of the arrangements, or the performance by us or the institutional investors under the arrangements.

Some of the underwriters, dealers and agents and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

Selling Restrictions

Irish Selling Restrictions

Any underwriter, dealer and/or agent in connection with an offering of debt securities has confirmed that it will not knowingly offer, sell or offer to sell debt securities to a resident of Ireland, or a person whose usual place of abode is in Ireland and it will not knowingly distribute or cause to be distributed in Ireland any offering material in connection with any debt securities. Any underwriter, dealer and/or agent in relation to the distribution of the debt securities will undertake that its actions as underwriter, dealer and/or agent in any jurisdiction will comply with all applicable laws and regulations.

Without prejudice to and in addition to the foregoing restrictions, each underwriter, dealer and/or agent in relation to the distribution of the securities or any investments representing securities, including ADSs or ADRs, of any series will also represent, warrant and undertake that it has not offered, sold, placed or underwritten and will not offer, sell, place or underwrite the issue of any securities or investments representing securities, including ADSs or ADRs, of any series in Ireland:

(a)	except in circumstances which do not require the publication of a prospectus pursuant to Article 3(2) of Directive 2003/71/EC, the Investment Funds, Companies and Miscellaneous Provisions Act 2005, the Prospectus (Directive 2003\71\EC) Regulations 2005 or the Prospectus Rules issued by the Irish Financial Regulator in March 2006;

(b)	otherwise than in compliance with the provisions of the Irish Companies Acts 1963-2006;

(c)	otherwise than in compliance with the provisions of the European Communities (Markets in Financial Instruments) Regulations 2007 (S.I. No. 60 of 2007) (as amended), and they will conduct themselves in accordance with any codes or rules of conduct and any conditions or requirements, or any other enactment, imposed or approved by the Irish Financial Regulator with respect to anything done by them in relation to the securities or any investments representing securities, including ADSs or ADRs, of any series;

(d)	otherwise than in compliance with the provisions of the Irish Market Abuse (Directive 2003/6/EC) Regulations 2005 and any rules issued by the Irish Financial Regulator pursuant thereto; and

(e)	otherwise than in compliance with the provisions of the Irish Central Bank Acts 1942 – 2004 (as amended) and any codes of conduct rules made under Section 117(1) thereof.

United Kingdom Selling Restriction

Unless otherwise specified in any agreement between us and the underwriters, dealers and/or agents in relation to the distribution of the securities or any investments representing securities, including ADSs or ADRs, of any series and subject to the terms specified in the agreement, any underwriter, dealer or agent in connection with an offering of securities or any investments representing securities, including ADSs or ADRs, of any series will have represented and agreed, that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any securities in circumstances in which Section 21(1) of the FSMA would not, if the AIB were not an authorized person, apply to AIB; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any securities in, from or otherwise involving the United Kingdom.

European Economic Area Selling Restriction

Unless otherwise specified in any agreement between us and the underwriters, dealers and/or agents in relation to the distribution of the securities or any investments representing securities, including ADSs or ADRs, of any series and subject to the terms specified in the agreement, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), any underwriter, dealer or agent in connection with an offering of securities or any investments representing securities, including ADSs or ADRs, of any series will have confirmed and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”) it has not made and will not make an offer of any securities or any investments representing securities which are the subject of the offering contemplated by the prospectus as completed by the applicable supplement in relation thereto to the public in that relevant member state except that it may, at any time, with effect from and including the relevant implementation date, make an offer of the securities to the public in that relevant member state:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer;

•	if the denomination per security being offered amounts to at least €50,000 (or the equivalent thereof in another currency); or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offering of securities referred to in the second to fifth bullet points above shall result in a requirement for the publication by us or any dealer of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

The expression “an offer of any securities or any investments representing securities to the public” in relation to such securities or investments in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities or investments to be offered so as to enable an investor to decide to purchase the securities or investments, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measures in each relevant member state.

FURTHER INFORMATION

We have filed with the SEC a registration statement on Form F-3 with respect to the securities offered with this prospectus. This prospectus is a part of that registration statement and it omits some information that is contained in the registration statement. You can access the registration statement together with exhibits on the internet site maintained by the SEC at http://www.sec.gov or inspect these documents at the offices of the SEC in order to obtain that additional information about us and about the securities offered with this prospectus.

VALIDITY OF SECURITIES

If stated in the supplement applicable to a specific issuance of debt securities, the validity of the securities under New York law may be passed upon for us by our U.S. counsel, Sidley Austin LLP. If stated in the supplement applicable to a specific issuance of debt securities, the validity of the securities under Irish law may be passed upon by our Irish solicitors, Matheson Ormsby Prentice. Sidley Austin LLP may rely on the opinion of Matheson Ormsby Prentice as to all matters of Irish law and Matheson Ormsby Prentice may rely on the opinion of Sidley Austin LLP as to all matters of New York law. If this prospectus is delivered in connection with an underwritten offering, unless otherwise specified in the applicable supplement, the validity of the debt securities will be passed upon for the underwriters by Sullivan & Cromwell LLP, and any Irish counsel for the underwriters specified in the applicable supplement. If no Irish counsel is specified, Sullivan & Cromwell LLP may also rely on the opinion of Matheson Ormsby Prentice as to certain matters of Irish law.

EXPERTS

The consolidated financial statements of Allied Irish Banks, p.l.c. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance on the reports of KPMG, Chartered Accountants, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a statement of the expenses (all of which are estimated), other than any underwriting discounts and commission and expenses reimbursed by us, to be incurred in connection with a distribution of the securities registered under this registration statement:

Securities and Exchange Commission registration fee	$	*
Printing expenses		€5,000
Legal fees and expenses		€500,000
Accountants’ fees and expenses		€50,000
Trustee fees and expenses		€10,000
ADR Depositary’s fees and expenses		€5,000
Miscellaneous		€30,000

Total		€600,000

*	Deferred in accordance with Rule 456(b) and 457(r)

ALLIED IRISH BANKS,

public limited company

Debt Securities

Preference Shares

PROSPECTUS

The date of this prospectus is June 2, 2008.

PART II OF FORM F-3

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Allied Irish Banks, public limited company

Pursuant to our Memorandum and Articles of Association, every director and other officer of Allied Irish Banks p.l.c. is to be indemnified out of the assets of Allied Irish Banks p.l.c. against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in relation to his or her acts while acting in such office, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application in which relief is granted to him or her by the Court under the Irish Companies Act.

Item 9.	Exhibits

Number		Description

1.1	—	Form of Underwriting Agreement.*

4.1	—	Form of Senior Debt Securities Debt Indenture between the Bank and The Bank of New York, as Trustee.

4.2	—	Form of Dated Subordinated Debt Securities Indenture between the Bank and The Bank of New York, as Trustee.

4.3	—	Form of Undated Subordinated Debt Securities Indenture between the Bank and The Bank of New York, as Trustee.

4.4	—	Form of Deposit Agreement among the Bank, The Bank of New York, as ADR depositary, and all holders from time to time of American Depositary Receipts issued thereunder.

4.5	—	Form of share certificate representing Preference Shares of any series in registered form.*

The Bank will, upon request of the Securities and Exchange Commission, furnish copies of instruments relating to other long-term debt instruments of Allied Irish Banks, public limited company.

4.6	—	Memorandum and Articles of Association of Allied Irish Banks, public limited company (incorporated by reference to Exhibit 1.1 of the 2007 Form 20-F).

5.1	—	Opinion of Sidley Austin LLP, U.S. counsel for the Registrant, as to the validity of the debt securities and ADSs.

5.2	—	Opinion of Matheson Ormsby Prentice, Irish solicitors to the Registrant, as to the validity of the debt securities and Preference Shares.

8.1	—	Opinion of Sidley Austin LLP, U.S. counsel for the Registrant, as to certain matters of U.S. taxation (included in Exhibit 5.1).

8.2	—	Opinion of Matheson Ormsby Prentice, Irish solicitors to the Registrant, as to certain matters of Irish taxation.

12.1	—	Calculation of ratio of earnings to fixed charges.

23.1	—	Consent of KPMG, Chartered Accountants, independent registered public accounting firm.

23.2	—	Consent of Sidley Austin LLP (included in Exhibit 5.1).

23.3	—	Consent of Matheson Ormsby Prentice (included in Exhibit 5.2).

25.1	—	Statement of Eligibility of Trustee on Form T-1 with respect to the Senior Debt Securities Indenture.

25.2	—	Statement of Eligibility of Trustee on Form T-1 with respect to the Dated Subordinated Debt Securities Indenture.

25.3	—	Statement of Eligibility of Trustee on Form T-1 with respect to the Undated Subordinated Debt Securities Indenture.

*	To be filed by post-effective amendment.

Item 10	Undertakings

(a)	Rule 415 Offering.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	SEC Position on Indemnification for Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Allied Irish Banks, public limited company, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland on May 30, 2008.

Allied Irish Banks, public limited company

By:	/s/ John O’Donnell
John O’Donnell Group Finance Director

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eugene Sheehy, Chief Executive Officer and Director of the Registrant and John O’Donnell, Finance Director of the Registrant, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, any and all amendments thereto (including post-effective amendments), any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated, on May 30, 2008.

Signature	Title

/s/ Dermot Gleeson Dermot Gleeson	Chairman and Director

/s/ Eugene Sheehy Eugene Sheehy	Group Chief Executive Officer and Director (Principal Executive Officer)

/s/ John O’Donnell John O’Donnell	Group Finance Director (Principal Financial Officer and Principal Accounting Officer)

/s/ Kieran Crowley Kieran Crowley	Director

/s/ Colm Doherty Colm Doherty	Director

/s/ Donal Forde Donal Forde	Director

Stephen Kingon	Director

/s/ Anne Maher Anne Maher	Director

Dan O’Connor	Director

/s/ Sean O’Driscoll Sean O’Driscoll	Director

David Pritchard	Director

Bernard Somers	Director

Michael J. Sullivan	Director

Robert G Wilmers	Director

Jennifer Winter	Director

/s/ Gerry McGorman Gerry McGorman	Authorized Representative in the United States

INDEX TO EXHIBITS

Number		Description

1.1	—	Form of Underwriting Agreement.*

4.1	—	Form of Senior Debt Securities Debt Indenture between the Bank and The Bank of New York, as Trustee.

4.2	—	Form of Dated Subordinated Debt Securities Indenture between the Bank and The Bank of New York, as Trustee.

4.3	—	Form of Undated Subordinated Debt Securities Indenture between the Bank and The Bank of New York, as Trustee.

4.4	—	Form of Deposit Agreement among the Bank, The Bank of New York, as ADR depositary, and all holders from time to time of American Depositary Receipts issued thereunder.

4.5	—	Form of share certificate representing Preference Shares of any series in registered form.*

The Bank will, upon request of the Securities and Exchange Commission, furnish copies of instruments relating to other long-term debt instruments of Allied Irish Banks, public limited company.

4.6	—	Memorandum and Articles of Association of Allied Irish Banks, public limited company (incorporated by reference to Exhibit 1.1 of the 2007 Form 20-F).

5.1	—	Opinion of Sidley Austin LLP, U.S. counsel for the Registrant, as to the validity of the debt securities and ADSs.

5.2	—	Opinion of Matheson Ormsby Prentice, Irish solicitors to the Registrant, as to the validity of the debt securities and Preference Shares.

8.1	—	Opinion of Sidley Austin LLP, U.S. counsel for the Registrant, as to certain matters of U.S. taxation (included in Exhibit 5.1).

8.2	—	Opinion of Matheson Ormsby Prentice, Irish solicitors to the Registrant, as to certain matters of Irish taxation.

12.1	—	Calculation of ratio of earnings to fixed charges.

23.1	—	Consent of KPMG, Chartered Accountants, independent registered public accounting firm.

23.2	—	Consent of Sidley Austin LLP (included in Exhibit 5.1).

23.3	—	Consent of Matheson Ormsby Prentice (included in Exhibit 5.2).

25.1	—	Statement of Eligibility of Trustee on Form T-1 with respect to the Senior Debt Securities Indenture.

25.2	—	Statement of Eligibility of Trustee on Form T-1 with respect to the Dated Subordinated Debt Securities Indenture.

25.3	—	Statement of Eligibility of Trustee on Form T-1 with respect to the Undated Subordinated Debt Securities Indenture.

*	To be filed by post-effective amendment.